Exhibit 10.37

LEASE BETWEEN

THERMO BIOSTAR, INC., A DELAWARE COPRORATION

AND

THE PARK AT CTC, LLC, A COLORADO LIMITED LIABILITY COMPANY

TABLE OF CONTENTS

SECTION 1	USE

SECTION 2	TERM

SECTION 3	COMPLETION OF PREMISES

SECTION 4	RENT

SECTION 5	TAXES AND OPERATING COST ADJUSTMENT FORMULA

SECTION 6	HOLDING OVER

SECTION 7	BUILDING SERVICES

SECTION 8	CONDITION OF PREMISES AND BUILDING

SECTION 9	USE OF LEASED PREMISES

SECTION 10	COMPLIANCE WITH LAW

SECTION 11	ALTERATIONS AND REPAIRS

SECTION 12	ABANDONMENT

SECTION 13	ASSIGNMENT AND SUBLETTING

SECTION 14	SIGNS AND ADVERTISING

SECTION 15	DAMAGE TO PROPERTY, INJURY TO PERSONS

SECTION 16	TENANT’S INSURANCE

SECTION 17	DAMAGE OR DESTRUCTION

SECTION 18	ENTRY BY LANDLOR

SECTION 19	DEFAULT

SECTION 20	TAXES

SECTION 21	EMINENT DOMAIN

SECTION 22	SUBORDINATION TO MORTGAGES AND DEEDS OF TRUST

SECTION 23	WAIVER

SECTION 24	SUBROGATION

SECTION 25	PLATS AND RIDERS

SECITON 26	SALE BY LANDLORD

SECTION 27	RIGHT OF LANDLORD TO PERFORM

SECTION 28	ATTORNEY’S FEES

SECTION 29	ESTOPPEL CERTIFICATE

SECTION 30	NOTICE

SECTION 31	RIGHTS RESERVED

SECTION 32	REAL ESTATE BROKER

SECTION 33	MISCELLANEOUS PROVISIONS

SECTION 34	SUCCESSORS AND ASSIGNS

SECTION 35	QUIET ENJOYMENT

SECTION 36	RECORDING

SECTION 37	RELIANCE BY LANDLORD

SECITON 38	OPTION TO EXTEND

SECTION 39	SECURITY DEPOSIT

SECTION 40	REFERENCE TO RIDER

EXHIBIT A	COMMENCEMENT DATE AGREEMENT

EXHIBIT B-1	SITE PLAN

EXHIBIT B-2	INITIAL PREMISES & CONTIGUOUS PREMISES

EXHIBIT B-3	PLANS AND DRAWINGS

EXHIBIT C	BASE BUILDING CONDITIONS

EXHIBIT D	PROJECT SCHEDULE

EXHIBIT E	WORK LETTER

EXHIBIT F	GUARANTY

LEASE

THIS LEASE made this 25th day of June, 2001 (“Effective Date”), between Thermo BioStar, Inc., a Delaware corporation (“Tenant”), and The Park at CTC, LLC, a Colorado limited liability company (“Landlord”).

WITNESSETH:

DEMISE

Landlord hereby leases to Tenant and Tenant herby lessees from Landlord approximately 75,000 rentable square feet (the “Premises” or, alternative, the “Leased Premises”) to be located with that certain building to be constructed by Landlord, comprised of a total of approximately 105,000 rentable square feet as depicted on the site plan (“Site Plan”) attached as Exhibit B-1 hereto and made a part hereof, more commonly known as 331 South 104th Ave., Louisville, CO 80027 (the “Building”). The Building will be situated on land described as Lots 3 & 4, block 3, The Park at CTC, City of Louisville, County of Boulder, State of Colorado (the “Property”). Landlord also grants to Tenant a non-exclusive right, subject to the provisions of this Lease, to use all appurtenances to the Property, including, but not limited to, any plazas, common areas, walks, parking areas, driveways, or other areas in the Building or on the Property designated by Landlord for the exclusive or non-exclusive use of the tenants of the Building.

On the Initial Premises Commencement Date (as defined in Section 2), the Premises will be comprised of approximately 60,000 rentable square feet (the “Initial Premises”), as shown on Exhibit B-2 attached hereto and made a part hereof. From and after the Contiguous Premises Commencement Date (as defined in Section 2), the Premises shall also include approximately 15,000 rentable square feet within the area which is cross-hatched on Exhibit B-2 (the “Contiguous Premises” or “Contiguous Space”). Landlord acknowledges and agrees that Tenant has not yet designated the exact area which is to comprise the Contiguous Space, and that Tenant shall have the right to designate which portion of the area shown as cross-hatched on Exhibit B-2 shall comprise the Contiguous Space by providing such designation to Landlord in writing no later than January 1, 2002. Until Tenant provides such written designation to Landlord, all portions which are designated as the Contiguous Space on the attached Exhibit B-2 (i.e., all portions which are cross-hatched) shall be included within any obligations of Landlord hereunder. Without limiting the foregoing, Section 3.4 shall apply to all areas which are shown as cross-hatched on Exhibit B-2.

Landlord has estimated the Rentable Square Fee (RSF) and Useable Square Feet (USF) as used in its Lease in good faith pursuant to building and site plans for the Property. Upon issuance of a Temporary Certificate of Occupancy for the Initial Premises, Landlord shall have the Building and the Premises measured at Landlord’s cost, and any changes to rentable square footage calculations shall be confirmed in Exhibit A, Lease Commencement Agreement, attached hereto and made a part hereof, subject to approval by Landlord and Tenant, and such calculations shall be the final calculations for the size of the Building and Premises. The measurement of the Building and Premises shall be in accordance with the standards of the Building Owners and Managers Association (BOMA), or other such industry standards as may be approved by Landlord and Tenant. It is also understood and agreed that there shall be no load factor or common area factor applied to the Premises (i.e., RSF = USF for the purposes of this Lease).

The Lease is upon and subject to the terms, conditions, and covenants set forth below and Landlord and Tenant covenant as a material part of the consideration for this Lease to keep and perform each and all of the terms, conditions, and covenants by it to be kept and performed and that this Lease is made upon the condition of such performance.

SECTION 1

USE

1.01                           Use of Premises. Tenant shall have the right to use the Premises for administrative offices, laboratory, research and development, operations, manufacturing, and uses incidental thereto, and for any other purpose allowed by law, provided that such uses comply with all zoning restrictions.

Landlord hereby represents and warrants that the Building and the Property comply with office/industrial zoning regulations in the Colorado Tech Center in Louisville, Colorado.

SECTION 2

TERM

2.01                           Term. The term (“Term”) of this Lease shall commence on the Initial Premises Commencement Date (as defined below) and shall expire on April 30, 2009 (“Expiration Date”).

2.02                           Commencement Date for Initial Premises. The commencement date of the Term with respect to the Initial Premises (“Initial Premises Commencement Date”) shall be on the date that is the later to occur of the following:  (i) the effective date of a Temporary Certificate of Occupancy of the Initial Premises, provided (a) Landlord has substantially completed the Base Building Conditions (as defined below), (b) Landlord has substantially completed the Tenant Improvements (as defined in the Work Letter attached as Exhibit E hereto and made a part hereof (“Work Letter”)), (c) all items required for a permanent Certificate of Occupancy are completed by landlord in a reasonable amount of time and said items do not materially impact Tenant’s occupancy, use, and enjoyment of the Building, Initial Premises or Property all as reasonably determined by Tenant, and (d) Tenant is able to commence its intended business operations within the Initial Premises, subject only to installation by Tenant of its personal property, or (ii) April 15, 2002.

(a)                                  Damages for Delay. In the event the Initial Premises Commencement Date has not occurred on or before April 19, 2002 then, except as otherwise provided herein, from and after the Initial Premises Commencement Date, Tenant shall receive an abatement of Rent (as defined in Section 4.02) for the number of days equal to the number of days between April 19, 2002 and the Initial Premises Commencement Date. By way of example, if the Initial Premises Commencement Date occurs on April 25, 2002, then Tenant shall receive an abatement of Rent until May 1, 2002. The parties hereby agree that the amount of any rental abatement which Tenant shall receive pursuant to this section is a reasonable  estimation of costs and damages which will be incurred by Tenant in the event that the Initial Premises Commencement date has not occurred by April 19, 2002.

(b)                                 Termination Right. Notwithstanding any provision of this Lease to the contrary, if the Initial Premises Commencement Date has not occurred on or before July 15, 2002 for any reason, then Tenant shall have the right to terminate this Lease by providing written notice to Landlord at no penalty or cots to Tenant. Upon Landlord’s receipt of Tenant’s notice, this Lease shall terminate, and Landlord shall promptly return to Tenant any sums previously deposited with Landlord.

(c)                                  Tenant Delay. Should Tenant, through  the actions of Tenant, Tenant’s employees, agents, contractors, subcontractors, guests, licensees, or invitees, impede or delay Landlord’s completion of the Base Building or the Tenant Improvements (each, a “Tenant Delay”), then the Initial Premises Commencement Date shall be the date that the same would have occurred but for the Tenant Delay. If Landlord has a reasonable basis to believe there is a condition constituting a Tenant Delay, Landlord shall promptly provide written notice to Tenant setting forth in detail the basis for such belief, and any reasonable actions which Landlord believes should be taken by Tenant in order to cure the condition. If Tenant reasonably concurs with Landlord, then Tenant shall promptly perform the actions contained in Landlord’s notice. Tenant shall be given an opportunity to cure any alleged delay in Landlord’s construction of the Base building or Tenant Improvements. No action of failure to act by Tenant shall constitute a Tenant Delay as defined herein unless Landlord has provided the written notice as set forth above, and (i) Tenant has failed to perform any obligation within the time period specified in the Project Schedule (as defined below) or (ii) if no time period is specified in the Project Schedule for the relevant action item, then within ten (10) business days from written notice from Landlord detailing the action required of Tenant together with any documentation necessary to enable Tenant to perform the same.

(d)                                 City Delay. If the Initial Premises Commencement Date is impeded or delayed due to a failure of the City of Louisville (the “City”) to act within the estimated timeframes set forth in the construction schedule (“Project Schedule”) attached as Exhibit D hereto and made a part hereof (each a “City Delay”), then the length in days of such City Delay shall be deducted from the number of days of any rental abatement which Tenant is otherwise entitled to under Section 2.02(a) hereof. By way of example, if there is a City Delay equal to three (3) days, and the Initial Premises Commencement Date occurs on April 25, 2002, then Tenant shall be entitled to an abatement of Rent pursuant to Section 2.03(a) until April 28, 2002 (i.e., abatement for six days for each day after April 19, 2002 that the Initial Premises

Commencement Date did not occur, reduced by three days for the City Delay). If Landlord has  a reasonable basis to believe there is a condition constituting a City Delay, Landlord shall promptly provide written notice to Tenant setting forth in detail the basis for such belief and evidence of Landlord’s efforts to compel the City to perform its duties within the time periods set forth in the Project Schedule. If Landlord has failed to submit to the City any plans or other documentation necessitated by the City within the time periods set forth in the Project Schedule, then Landlord shall not be entitled to claim there has been a City Delay. No City Delay shall have occurred as defined herein unless Tenant reasonably agrees in writing with the explanation and length of the alleged City Delay set forth in Landlord’s notice. If Tenant disagrees with Landlord’s notice of an alleged City Delay then Tenant shall use reasonable efforts to specify in writing the basis for such disagreement within ten (10) days of receipt of Landlord’s notice, and in any event, Tenant shall specify in writing the specific basis for any such disagreement within forty (40) days after receipt of Landlord’s notice. Notwithstanding the foregoing, if Tenant fails to respond to Landlords’ notice of an alleged City Delay within ten (10) business days of receipt of such notice stating whether or not Tenant agrees or disagrees as to the existence of any alleged City Delay, then Tenant shall be deemed to concur with Landlord’s notice.

(e)                                  Early Occupancy. Tenant shall have the right to occupy the Initial Premises for thirty (30) days prior to the Initial Premises Commencement Date (“Initial Premises Early Occupancy Period”) for the purpose of installing its equipment, furniture and other personal property, and communications wiring. Landlord shall notify Tenant ion writing of the anticipated Initial Premises Commencement Date within sixty (60) days from such estimated date. During the Initial Premises Early Occupancy Period, Tenant shall have the right to occupy the Initial Premises without the obligation to pay Rent, but subject to all other terms and provisions of this Lease. Tenant agrees to reasonably cooperate with Landlord’s construction manager so as to not unreasonably interfere with the completion of the Tenant Improvements or the Base Building during the Initial Premises Early Occupancy Period. If Landlord reasonably believes that Tenant’s activities during the Early Occupancy Period are interfering with Landlord’s construction of the Base Building or the Tenant Improvements, then Landlord shall promptly notify Tenant thereof, and Tenant shall immediately adjust its activities within the Initial Premises to accommodate Landlord’s performance of the Tenant Improvements or Base Building, as applicable. If Tenant complies with this section, then in no event shall Tenant’s occupancy of the Initial Premises be deemed a Tenant Delay as defined in Section 2.02(c).

2.03                           Contiguous Space. In the event that Tenant has elected for Landlord to perform the Tenant Improvements within the Contiguous Space, then the commencement date of the Term with respect to the Contiguous Space shall be the later to occur of: (i) the date that Landlord delivers the Contiguous Space to tenant in a good and broom-clean condition with the Tenant Improvements for the Contiguous Space substantially completed in conformance with the Work Letter, or (ii) April 15, 2004 (“Contiguous Space Commencement Date”). Notwithstanding the forgoing, if Tenant elects to construct the Tenant Improvements as provided in Section 3.02, then the Contiguous Space Commencement Date shall be the later to occur of: (i) the date  that Landlord delivers the Contiguous Space in a good and broom-clean condition to Tenant, or (ii) March 1, 2004. If Tenant has elected to perform the Tenant Improvements for the Contiguous Space as provided in Section 3.02, then Tenant shall have the right to occupy the Contiguous Space for forty-five (45) days after the Contiguous Space Commencement Date without the obligation to pay Rent, but subject to all other terms and provisions of this Lease.

(a)                                  Damages for Delay. In the event Tenant has elected that Landlord is to perform the Tenant Improvements in the Contiguous Space, and the Contiguous Space Commencement Date has not occurred on or before April 15, 2004, then from and after the Contiguous Space Commencement Date, Tenant shall receive an abatement of Rent attributable to the Contiguous Space for the number of days equal to the number of days between April 15, 2004 and the Contiguous Space Commencement Date. By way of example, if the Contiguous Space Commencement Date occurs on April 20, 2004, then Tenant shall receive an abatement of Rent until April 25, 2004. The parties hereby agree that the amount of any rental abatement which Tenant shall receive pursuant to this section is a reasonable estimation of costs and damages which will be incurred by Tenant in the event that Contiguous Space Commencement Date has not occurred by April 15, 2004 where Landlord is to perform the Tenant Improvements. In the alternative, if Tenant has elected to perform the Tenant improvements in the Contiguous Space, and the Contiguous Space Commencement Date has not occurred on or before March 1, 2004, then from and after the date that is forty-five (45) days after the Contiguous Space Commencement Date, Tenant shall receive an abatement of Rent attributable to the Contiguous Space for the number of days equal to the number of days between March 1, 2004 and the Contiguous Space Commencement Date. By way of example, if the Contiguous Space Commencement Date occurs on March 5, 2004, then Tenant shall receive an abatement of Rent until April 23, 2004 (i.e., forty-five days after the Contiguous Space Commencement Date plus four days for each day after March 1, 2004 that the Contiguous Space Commencement Date has not occurred). The parties hereby agree that the amount of any rental abatement which Tenant shall receive pursuant to this section is a reasonable estimation of costs and damages which will be incurred by Tenant in the event that the Contiguous Space Commencement Date has not occurred by March 1, 2004 where Tenant is to perform the Tenant Improvements within the Contiguous Space.

(b)                                 Termination Right. Notwithstanding any provision of this Lease to the contrary, if the Contiguous Space Commencement Date has not occurred on or before August 1, 2004 for any reason, then Tenant shall have the right to terminate its obligation to lease the Contiguous Space by providing written notice thereof to Landlord. Upon Landlord’s receipt of Tenant’s notice, Tenant’s obligation to lease the Contiguous Space shall terminate and be of no further force or effect. Landlord hereby acknowledges that its failure to deliver the Contiguous Space to Tenant as provided herein shall cause Tenant to incur damages, including costs and expenses associated with leasing a new facility comparable to the Contiguous Space. Therefore, if Tenant elects to terminate its obligation to lease the Contiguous Space as provided herein, then Landlord shall promptly pay to Tenant upon demand all costs incurred by Tenant in leasing and moving to an alternative space rather than the Contiguous Space, including, without limitation, brokers’ fees, reasonable attorneys’ fees, and any differential between the Base Rent for the Contiguous Space and the rental amount for the alternative space. The parties acknowledge and agree that such sums represent a reasonable estimation of Tenant’s damages due to Landlord’s failure to perform hereunder.

SECTION 3

COMPLETION OF THE PREMISES

3.01                           Base Building. Landlord shall complete all of the base building conditions (“Base Building Conditions”) described in Exhibit C attached hereto and made apart hereof on or before April 15, 2002. Landlord shall complete the remainder of the Building shell and all site improvements for the Property in conformance with the plans and drawings attached as Exhibit B-3 hereto and made a part hereof (“Site Improvements”) on or before July 1, 2002. The Base Building Conditions and Site Improvements are collectively defined herein as the “Base Building”. Landlord shall perform all work in connection with the Base Building in a good and workmanlike manner. In the event that Landlord has failed to substantially complete the Site Improvements by July 1, 2002, then Tenant shall receive an abatement of Rent until the date the Site improvements are substantially completed. Notwithstanding the provisions of this Lease regarding City Delay and other matters requiring City of Louisville approval, Landlord and Tenant acknowledge that the Colorado Tech Center General Improvement District (CTCGID), which the Building is included within, is required to install an upgraded lift station (“Lift Station”) for the purpose of pumping waste water/sewage away from the Property, prior to issuance of a Certificate of Occupancy by the City of Louisville. In the event the Lift Station is not under construction as of November 15, 2001, Landlord, at its sole cost, shall construct its own waste removal system on the Property (“Ejection System”) in order to obtain final approval – and, at a minimum, issuance of a Temporary Certificate of Occupancy from the City of Louisville in order to meet the Project Schedule (Exhibit D) and the planned occupancy date as otherwise described in this Lease. In the event the Initial Premises Commencement Date has not occurred on or before April 19, 2002 as a result of the failure to obtain a Temporary Certificate of Occupancy due to the lack of approval, construction, and/or completion of the Lift Station or the Ejection System as the case may be, then from and after the Initial Premises Commencement Date, Tenant shall receive two (2) days of abatement of Rent (as defined in Section 4.02) for the number of days equal to the number of days between April 19, 2002 and the Initial Premises Commencement Date. By way of example, if the Initial Premises Commencement Date occurs on April 25, 2002, then Tenant shall receive an abatement of Rent until May 7, 2002. The parties hereby agree that the amount of any rental abatement which Tenant shall receive pursuant to this section is a reasonable estimation of costs and damages which will be incurred by Tenant in the event that the Initial Premises Commencement Date has not occurred by April 91, 2002 as a result of the failure to complete the Lift Station or Ejection System. Notwithstanding any other provision of this Lease to the contrary, in no event shall any period of time related to processing governmental approvals of the Lift Station or Ejection System be categorized as a City Delay.

3.02                           Tenant Improvements. Landlord shall construct the Tenant Improvements in the Initial Premises in a good and workmanlike manner in conformance with the Work Letter. Tenant shall have the right to either (i) require Landlord to perform the Tenant Improvements in the Contiguous Space in which event the terms and provisions of the Work Letter shall apply to the performance of the same except that dates shall be adjusted per diem to reflect the dates then in effect for the Contiguous Space, or (ii) elect to perform the Tenant Improvements directly.

3.03                           Improvement Allowance. Landlord shall pay an improvement allowance (“Improvement Allowance”) totaling $35.10 per rentable square foot of the Premises. Upon mutual execution of this Lease, that portion of the Improvement Allowance based on the 60,000 rentable square feet of the Initial Premises (“Initial Premises Improvement Allowance”) shall be immediately available for use in the payment of the Tenant Improvements in the Initial Premises in conformance with the Work Letter. That portion of the Improvement Allowance based on the 15,000 rentable square feet of the Contiguous Space (“Contiguous Space Improvement Allowance”) shall be available for use in the payment of the Tenant Improvements in the Contiguous Space: (i) immediately if used in conformance with Section 3.04 hereof, (ii) in conformance with the timing (as adjusted per Section 3.02) set forth in the Work Letter if Tenant elects to require Landlord to construct the Tenant Improvements in the Contiguous Space, or (iii) upon the Contiguous Space Commencement Date as a direct payment to the Tenant as such costs are incurred by Tenant if Tenant elects to construct the Tenant Improvements in the Contiguous Space. The Improvement Allowance shall be in addition to work completed at Landlord’s cost for construction of the Base Building. There shall be no construction management and/or bonding fees charged against the Improvement Allowance on behalf of Landlord or Landlord’s employees, agents, or contractors. The Improvement Allowance includes programming, space planning, construction documentation, engineering, construction, change orders, cabling, consultants, project management, and other construction related costs. Tenant has engage CRESA Partners (“CRESA”) for project management for construction of the Tennant Improvements. CRESA’s fee will be paid from the Improvement Allowance, or is to be paid by Tenant, at Tenant’s discretion. Tenant retains the right to engage other consultants, architects, engineers, contractors, and vendors at its discretion, the cost of which, if within the above guidelines, may be deducted form the Improvement Allowance or paid separately by Tenant, in Tenant’s sole discretion.

3.04                           Lease of Contiguous Space to Third Party Tenants. Landlord shall have the right to lease the Contiguous Space to third party tenant(s) until February 28, 2004. While the Contiguous Space is leased to third parties it shall be separately demised from the Initial Premises and shall be accessible only by an entrance or entrances separate from the Initial Premises. Landlord shall implement reasonable safety precautions to insure that any tenants of the Contiguous Space have no right to access to the Initial Premises. Prior to entering into any lease agreement with any proposed tenant(s) of the Contiguous Space, Landlord shall obtain Tenant’s prior written consent to the layout, plans and proposed use for such tenant(s), which consent shall not be unreasonably conditioned, withheld or delayed. Landlord shall not lease any portion of the Contiguous Space to tenant(s) who are direct competitors of Tenant, or to entities whose use or occupancy may negatively impact the use of enjoyment of the Premises by Tenant, in Tenant’s reasonable discretion. Landlord shall not enter into any lease agreement with respect to the Contiguous Space with any third party tenant(s) where the term thereof expires on the date later than February 28, 2004.

(a)                                  Tenant Improvements in Contiguous Space. Tenant agrees to allocate a portion of the Contiguous Space Improvement Allowance for tenant improvements within the Contiguous Space for third party tenants, subject to the terms and conditions of this section. Landlord shall submit all space plans and cost estimates for tenant improvements within the Contiguous Space for third party tenants to Tenant for Tenant’s prior review and approval. Tenant shall have the right to disapprove in its sole discretion any such improvements and any expenditure from the Contiguous Space Improvement Allowance where such improvements and/or design needs of Tenant for the Contiguous Space. All other costs associated with any lease by Landlord and/or use by third parties of the Contiguous Space, including but not limited to the cost of demising the Building for such purposes, construction of any common areas required for multi-tenant use (hallways, access, egress, bathrooms, etc.), improvements installed for such third parties and/or created for use and purposes, construction and/or demolition of improvements required within the Building or the Premises resulting from the design and construction of the Building and/or the Premises to accommodate Landlord and/or such intended third parties, and demolition and construction required to cause the Building, Premises, or Contiguous Space to be brought back to the condition and layout previously approved by Tenant in preparation for Tenant Improvements for Tenant within the Contiguous Space, shall be the sole cost, expense and obligation of Landlord.

SECTION 4

RENT

4.01                           Base Rent. Tenant agrees to pay Landlord Base Rent, applicable to the phased occupancy of the Premises, on a monthly basis according to the following rent schedule:

Month	Base Rent/RSF/YEAR
Initial Premises Commencement Date - Month 12	$12.95
Mo. 13 – Mo 24	$13.30
Mo. 25 – Mo. 36	$13.92
Mo. 37 – Mo. 48	$14.17
Mo. 49 – Mo. 60	$14.50
Mo. 61 – Mo 72	$16.28
Mo. 73 – Expiration Date	$16.85

On or prior to the Initial Premises Commencement Date, Tenant shall pay Base Rent and estimated Operating Expenses for the first month of the Term.

4.02                           No Offsets. Except as otherwise provided herein, the Base Rent, Tenant’s Proportional Share of Taxes and Operating Costs, and all other sums or charges required by this Lease to be paid by Tenant to Landlord (all of which are sometimes collectively referred to herein as “Rent”) shall be paid to Landlord without deduction or offset, in lawful money of the United States of America, at the office of O’Connor Development 6685 Gunpark Drive, Suite 210, Boulder, Colorado 80301 or to such other person or at such other place as Landlord may from time to time designate in writing.

4.03                           Interest on Late payments. Any Rent or other amount due from Tenant to Landlord under this Lease not paid within five (5) days of when due shall bear interest from the date due, computed on a daily basis, until the date paid, at the rate of one and one-half percent  (1 ½%) per month until paid, but the payment of the interest shall not excuse nor cure any default by Tenant under this lease.

4.04                           Late Payment Charge. Further, and notwithstanding the interest charges provided for in the preceding subsection 4.03, if any Rent or other amounts owing hereunder are not paid within five (5) days of when due, Landlord and Tenant agree that Landlord will incur additional administrative and financial expenses and inconveniences, the amount of which will be difficult if not impossible to determine. Accordingly, Tenant shall pay to Landlord an additional one-time late charge for any late monthly payment in the amount of five percent (5%) of the amount of the payment; provided, however, that no one-time late charge shall apply until after ten (10) days written notice by Landlord delivered to Tenant pursuant to the notice provisions in Section 30 herein.

SECTION 5

TAXES AND OPERATING COST ADJUSTMENT FORMULA

5.01                           Taxes. The Rent payable by Tenant shall be increased by the amount of Tenant’s Proportional Share of the Taxes on the Property. “Tenant’s Proportional Share” as used in this Lease shall be calculated by dividing the number of rentable square feet of the Premises then occupied by Tenant by the number of rentable square feet of the Building. For example, on the Initial Premises Commencement Date, Tenant’s Proportional Share shall be approximately 57.14%, and on the Contiguous Space Commencement Date, Tenant’s Proportional Share shall be approximately 71.4%. In determining the amount of Taxes for any calendar year, the amount of special assessments to be included shall be limited to the amount of the installment (plus any interest payable thereon) of such special assessment which would have been required to have been paid during such calendar year if Landlord had elected to have the special assessment paid over the maximum period of time permitted by law, if the election is available to Landlord. All reference to Taxes “for” and “billed for” a particular calendar year shall be deemed to refer to Taxes levied, assessed, billed or otherwise imposed for such calendar year, without regard to the dates when any such Taxes are due and payable. Landlord’s good faith estimate of Taxes for the calendar year ending December 31, 2002 is $1.50/RSF based on the projected 2001 tax payment (2000 assessment year) for improved, like properties in the Colorado Tech Center. Tenant acknowledges, however, that in 2001 property valuations will be reassessed by Boulder County, which will increase property taxes.

(a)                                  Definition. As used in this Lease, the term “Taxes” means any and all general and special taxes and impositions levied, assessed, or imposed upon, or with respect to, the Premises, any leasehold improvements, fixtures, installations, additions and equipment, whether owned by Landlord or Tenant, or either because of or in connection with Landlord’s ownership, Leasing and operation of the Building and the Property, including, without limitation, real estate taxes, personal property taxes for property used in connection with, and to the extent used on behalf of, the Property, general or special assessments, and duties or levies charged or levied upon or assessed against the Building and the Property and personal property, or any tax or excise on rent or any other tax (however described) on account of rental received for use and occupancy of any or all of the Building and the Property, whether any such taxes are imposed by the United States, the State of Colorado, the County of Boulder, or any local governmental municipality, authority, or agency or any political subdivision. Taxes shall not include any net income, capital stock, succession, transfer, franchise, gift, estate or inheritance taxes.

(b)                                 Payment. Commencing with the Initial Premises Commencement Date, Tenant shall pay to Landlord on the first day of each calendar month until the next upward adjustment date (which period between adjustment dates is herein called a “Tax Deposit Year”) one-twelfth of the estimated amount of the Taxes. Landlord shall estimate such amount prior to the beginning of each calendar year, and may adjust its estimate no more than one time per calendar year. No later than April 15 of each year, the amounts paid under this Subsection 5.01(b) in any Tax Deposit Year shall be reconciled with amounts actually billed to Landlord for the same Tax Deposit Year, and provided there is any surplus remaining after the credit to Tenant and provided that there is no uncured event of Tenant default beyond applicable notice and cure periods under any of the provisions of this lease, Landlord shall, at Landlord’s option, either refund the amount of the surplus to Tenant within thirty (30) days following the end of the Tax Deposit Year or apply the surplus amount against any other amounts then due, or future amounts due, from Tenant to Landlord. If upon the reconciliation there is any deficiency in the amount of Taxes paid by Tenant, Landlord shall bill Tenant and Tenant shall pay the additional amount within thirty (30) days after receipt of Landlord’s statement. Any amount of surplus or deficiency due at the expiration or earlier termination of this lease, shall be paid by the owing party to the other within thirty (30) days after such expiration/termination.

5.02                           (a) Inclusion in Operating Costs. Tenant shall pay Tenant’s Proportional Share of the Operating Costs for the Property. Landlord’s good faith estimate of Operating Costs as of November 15, 2000 is $.90 per rentable square foot of the Premises. As used in this lease, the term “Operating Costs” means any and all expenses, costs and disbursements (other than Taxes and those items excluded under section 5.02 (b) hereof), which are paid or accrued by Landlord in connection with the management, maintenance, operation or repair of the Building, including, without limitation:

(i)                                     Costs of supplies;

(ii)                                  Costs incurred in connection with obtaining and providing energy for the Building, including, but not limited to, costs of propane, butane, natural gas, steam, electricity, fuel oils, coal or any other energy sources, except if separately metered to the Leased Premises, in which case Tenant shall pay 100% of its metered amount;

(iii)                               Costs of water and sanitary sewer and storm drainage services;

(iv)                              Costs of general maintenance and repairs, including costs of repairing heating, ventilation and air conditioning systems and the cost of exterior building and roof maintenance and repairs;

(v)                                 Cost of insurance;

(vi)                              Costs of maintenance and reasonable replacement of landscaping; and

(vii)                           Costs for professional management of the Property not to exceed 6% of Base Rent or the then current market management fee for like buildings in the area, whichever is less.

(b)                                    Exclusion from Operating Costs. Notwithstanding the foregoing “Operating Costs” shall not include:

(i)                                     Costs of repairs or other work occasioned by fire, windstorm or other insured casualty to the extent of insurance proceeds received;

(ii)                                  Leasing commissions, advertising, advertising expenses, and other costs incurred in leasing space in the Building or other properties of Landlord;

(iii)                               Costs of repairs or building necessitated by condemnation;

(iv)                              Any interest on borrowed money or debt amortization, except as specifically set forth above;

(v)                                 Depreciation on the Building;

(vi)                              Any settlement, payment or judgment incurred by Landlord or the Building manager due to the negligence or willful misconduct of Landlord, its employees, agents, or contractors;

(vii)                           Cost of any damage to the Building caused directly by the negligence or willful misconduct of Landlord, its employees, agents, or contractors;

(viii)                        Cost of structural repairs or reconstruction of any portion of the Building;

(ix)                                Costs of providing utility lines to the Building other than the utilities and services to be provided by Landlord pursuant to this Lease, or of repairing such lines if they break (but not if they are plugged by Tenant’s usage );

(x)                                   Ground lease and debt service payment(s);

(xi)                                The cost of items which would, in accordance with generally accepted accounting principles (GAAP), be capitalized;

(xii)                             The cost of tenant improvements;

(xiii)                          The cost of repairing defects in construction workmanship or materials;

(xiv)                         Items for which the Landlord is reimbursed by insurance or otherwise;

(xv)                            Accounting, legal, or other professional fees related to new leases or disputes with current or past tenants;

(xvi)                         Leasing or brokerage commissions;

(xvii)                      Costs associated with replacement or material repairs of base building structure or systems, including but not limited to the foundation, structural components, roof, mechanical, electrical and plumbing systems, unless due to specific acts or omissions of Tenant;

(xviii)                   The cost of services exceeding the then current market costs for such services; and

(xix)                           All alterations, improvements, or additions and other capital expenditures for the Property.

(c)                                  Warranties. Tenant shall be entitled to reimbursement for any amounts collected by Landlord under any manufacturer’s warranty on any systems or machinery used in the Building; provided that Tenant has previously paid to Landlord the repair expense relating to Landlord’s warranty claim.

(d)                                 Payment. Beginning on the Initial Premises Commencement Date, Landlord shall supply Tenant with written notice of Landlord’s estimate of the Operating Costs that will be incurred or accrued during the current calendar year (the “Deposit Year”). On or before the first day of each month during such Deposit Year, Tenant shall pay to Landlord one-twelfth of Tenant’s Proportional Share of the estimated amount. For each subsequent Deposit Year, if the monthly deposit amount is not determined in time for Tenant to make the first payment on January 1 of the relevant Deposit Year, then the first monthly payment shall be due on the first day of the month immediately following the date Landlord supplies Tenant with notice of the amount. Landlord shall provide to Tenant the estimated amount prior to March 31 of such Deposit Year, and the first monthly payment(s) shall also include a payment equal to one-twelfth of such additional sum multiplied by the number of calendar months which have elapsed during the Deposit Year prior to the date Tenant makes its first payment, not to exceed three months of such additional sum. Landlord may adjust its estimate of Operating Costs no more than one time per calendar year. No later than April 15 of each year, the amounts paid under this Subsection 5.02 in any Deposit Year shall be reconciled with amounts actually billed to Landlord for the same Deposit Year, and provided there is any surplus remaining after the credit to Tenant and provided that there is no uncured event of Tenant default beyond any applicable cure period under any of the provisions of this Lease, Landlord shall apply the surplus amount against any other amounts then due, or future amounts due, from Tenant to Landlord. If upon the reconciliation there is any deficiency in the amount of Operating Costs paid by Tenant, Landlord shall bill Tenant and Tenant shall pay the additional amount within thirty (30) days of receipt of Landlord’s statement. Any amount of surplus or deficiency due at the expiration or earlier termination of this Lease, shall be paid by the owing party to the other within thirty (30) days after such expiration/termination.

5.03                           Audit and Adjustment Procedures.

(a)                                  The annual determination and statement of Taxes and Operating Costs shall be prepared by Landlord no later than April 15 of each year, in accordance with generally accepted accounting principles. In the event of any dispute as to any Rent due under this Lease, Tenant shall have the right to inspect Landlord’s accounting records, within two years of the applicable Deposit Year, relative to Taxes and Operating Costs at the office in which Landlord maintains its records in the Denver/Boulder metropolitan area, currently located at 6685 Gunpark Drive, Suite 210, in Boulder Colorado, during normal business hours at any time following the furnishing by Landlord to Tenant of the statement, and Landlord will cooperate in good faith for such examination/audit. If it is discovered that Tenant has been invoiced or has otherwise paid an amount in excess of Tenant’s Proportional Share of allowable Taxes and Operating Costs, Tenant shall deliver to Landlord copies of applicable audits, reports or other results from it examination, Landlord will pay to Tenant such excess amount within thirty (30) days after receipt of Tenant’s statement, and will modify applicable future Tax and Operating Cost charges. If Landlord has any objection or dispute with Tenant’s statement, Landlord shall provide written notice thereof to Tenant within thirty (30) days after receipt of Tenant’s statement, indicating in reasonable detail the particular objections or disputes made by Landlord. If any error or miscalculation discovered through Tenant’s examination is equal to or greater than five percent (5.0%) of the sum of Taxes and Operating Costs initially invoiced to and paid by Tenant, Landlord shall pay the reasonable cost of Tenant’s examination/audit. Notwithstanding the foregoing, there shall be no time limitations regarding payment to Tenant by Landlord for any material errors in the calculation, billing, or Tenant’s payment of Taxes or Operating Costs.

(b)                                 If the Term of this Lease commences on any day other than the 1st day of a calendar year, or if the Term of this Lease ends on any day other than the last day of the last month of the term, any payment due to Landlord by reason of an increase in Taxes or Operating Costs shall be prorated on the basis by which the number of days in such partial year bears to 365.

SECTION 6

HOLDING OVER

6.01                           Rent Increase. Should Tenant hold over after the termination of this Lease, whether the termination occurs by lapse of time or otherwise, Tenant shall become a tenant from month to month upon each and all of the terms herein provided as may be applicable to such a tenancy, and any such tenancy shall not constitute an extension of this Lease; provided, however, during the period as a tenant from month to month, Tenant shall pay Base Rent at one hundred twenty five percent (125%) of the rate payable immediately preceding the date of termination of this Lease for the first six (6) months of such Hold Over period, and shall pay Base Rent at one hundred forty percent (140%) of the rate payable immediately preceding the date of termination of this Lease for any remainder of the Hold Over period. The provisions of this paragraph shall not exclude nor waive Landlord’s right of re-entry or any other right hereunder.

SECTION 7

BUILDING SERVICES

Landlord shall provide, as described below and as described in the Base Building Conditions, at its cost except as may be passed through to Tenant as an allowable component of Operating Costs, the following services throughout the Term of the Lease (each, a “Building Service” and collectively, the “Building Services”):

(a)                                                          maintenance of the site, Building, parking lots, landscaping, and other components of the Property;

(b)                                                         installation and maintenance of landscaping;

(c)                                                          Utilities and other services, including but not limited to hot and cold running water, sewer and other related plumbing services, electricity, gas, and other sources of power acceptable to Tenant, delivered and installed at central point(s) and other locations acceptable to Tenant within the Building;

(d)                                                         Conduit for services such as telecommunications, data, and other services requiring wiring/conduit, such actual services to be provided by third party vendors;

(e)                                                          Heating, ventilation, and air conditioning for consistent and comfortable use of the Premises by Tenant;

(f)                                                            Passenger elevator services if the Building is greater than one floor. Tenant may utilize passenger elevators for freight unless a freight elevator is installed and designated by Landlord;

(g)                                                         Snow removal;

(h)                                                         Janitorial services for cleaning of the Premises, on each day other than weekends and standard business holidays; and

(i)                                                             Trash pickup and removal.

Unless due to the act or negligence of Tenant, or unless due to any temporary unavailability outside the control of Landlord, Landlord shall be responsible for maintaining the Building services throughout the term of this Lease. All Building Services provided by Landlord shall be consistent with the quality of such services in similar “flex” buildings in the Colorado Tech Center area.

Tenant shall have access to the Premises and the Building, and may utilize all Building Services at any time, on a 24 hours per day/7 days per week basis. The Premises will be separately metered for electrical power and gas as part of the Base Building Conditions.

7.01                           Interruption of Standard Services. Tenant agrees that Landlord shall not be liable for failure to supply any heating, air conditioning, janitorial services, electric current, or any other utility during any period when Landlord uses its best efforts to restore or to supply such services or utility. Landlord reserves the right to temporarily discontinue such services at times as may be necessary by reason of accident, repairs, alterations, or improvements, or by reason of strikes, lockouts, riots, acts of God, or any other happening or occurrence beyond the reasonable control of Landlord, provided such discontinuance does not substantially interfere with Tenant’s business operations. Notwithstanding the foregoing, Tenant shall receive a one (1) day abatement of Base Rent and Operating Costs for each day any Building Service is not available to the Premises, unless due to circumstances outside the control of Landlord or unless due to the negligence or misconduct of Tenant.

7.02                           Telephone. Tenant shall separately arrange with the applicable local public authorities or utilities, as the case may be, for the furnishing of and payment for all telephone services as may be required by Tenant in the use of the Premises, except for the conduit required for such services as described in Section 7.01 above which conduit shall be provided by Landlord as part of the Base Building Conditions. Tenant shall directly pay for such telephone services, including the establishment and connection thereof, at the rates charged for the services by the authority or utility, and the failure of Tenant to obtain or to continue to receive the services for reasons other than those specified herein shall not relieve Tenant of any of its obligations under this Lease. Landlord shall supply sufficient telephone and data lines into the Building for Tenant’s connection, including service entrance, and demark points at electrical and communications rooms, for voice services, and fiber. Landlord warrants that communications fiber is available to the Building.

7.03                           Above-Standard Service Requirements. If heat-generating machines or any equipment cause the temperature in the Premises, or any part, to exceed the temperatures that the Building’s air conditioning and other cooling systems would be able to maintain in the Premises according to the specifications described in the Base Building Conditions, were it not for the heat-generating equipment, then Tenant and Landlord reserve the right to install supplementary air conditioning units in the Premises, and the actual cost, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Tenant (to Landlord upon demand by Landlord if such costs are incurred by Landlord). Landlord shall not install supplemental air conditioning units in the Premises unless it has obtained Tenant’s request therefor or Tenant’s prior written consent thereto. If Tenant requires electric current, water, or any other energy in excess of that which is described in the Base Building Conditions, Tenant shall first procure the consent of Landlord, which consent of Landlord shall not be unreasonably withheld or delayed. If Landlord consents to such excess electric, water, or other energy requirements, Tenant shall, on demand, pay all costs of meter service and installation of facilities necessary to measure and/or furnish such excess capacity. Tenant shall also pay the entire cost of such additional electricity, water, or other energy used. Tenant may also install supplemental power, plumbing, HVAC, and venting equipment, and other base building improvements with Landlord’s prior, reasonable approval. Any service required by Tenant in excess of the specifications described in the Base Building Conditions shall be referred to as “Above Standard Services”. Landlord acknowledges that Tenant may require Above Standard Services, and may require to make other changes/improvements to the Base Building, and Landlord shall not withhold its consent based on consumption, usage, or non-material impact to the Building.

SECTION 8

CONDITION OF PREMISES AND BUILDING

8.01                           CONDITION OF PREMISES and Building

a.                                       Acceptance Upon Possession. Tenant, by taking possession of the Premises, shall be deemed to have agreed that the Premises were, as of the date of taking possession, in good order, repair, and condition and satisfactorily completed in accordance with Landlord’s obligations under this Lease, subject to any latent defects and/or “punch list” items to be completed by Landlord resulting from Landlord’s obligations as set forth in the Work Letter.

b.                                      Landlord agrees to construct, maintain, and manage the quality and image of the Building as a high quality “flex” building at all times, including the general professional environment of the Building. No use or operation by other parties or vendors which interferes with Tenant’s use and operations, including but not limited to any food preparation or storage, operations which cause noise, vibration, dust, or other environmental pollutants or discharge, or any use which adversely affects the Building structure or Building services, shall be allowed in any portion of the building or parking areas without the prior written consent of Tenant in its sole discretion. In addition, no competitor of Tenant shall be allowed to lease space in the Building without the prior written consent of Tenant in its sole and absolute discretion. A competitor of Tenant is defined as any entity engaged in the direct manufacturing, processing, and/or sale of medical diagnostics or testing devices.

SECTION 9

USE OF LEASED PREMISES

9.01                           Use. The Leased Premises shall not be used other than for the purpose set forth in Section 1 of this Lease. Tenant’s use shall at all times comply with all applicable laws, ordinances, regulations, or other governmental ordinances in existence.

9.02                           Hazardous Use. Notwithstanding anything to the contrary contained in this Lease, Landlord agrees to indemnify, defend and hold harmless Tenant, its parent, subsidiaries and affiliates, and their respective officers, directors, shareholders and employees, from and against any and all liabilities, losses, damages, suits, actions, causes of action, costs, expenses (including without limitation reasonable attorneys’ fees and disbursements and court costs), penalties, fines, demands, judgments, claims or liens (including without limitation claims or liens imposed under any so-called “Superfund” or other environmental legislation) arising from or in connection with the presence at the time of Tenant’s taking possession of the Premises of Hazardous Materials (as hereinafter defined) on, or the subsequent removal thereof from, the Property (including without limitation the Premises). Landlord shall have the right to assume exclusive control of the defense of any such suit, action or claim, and Tenant agrees to cooperate reasonably with Landlord in the performance by Landlord of its obligations under this Section.

Notwithstanding anything to the contrary contained in this Lease, Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all liabilities, losses, damages, suits, actions, causes of action, costs, expenses (including without limitation reasonable attorneys’ fees and disbursements and court costs), penalties, fines, demands, judgments, claims or liens (including without limitation claims or liens imposed under any so-called “Superfund” or other environmental legislation) arising from or in connection with the release or discharge of Hazardous Materials which are stored, generated or otherwise brought onto the Premises by or at the direction of Tenant. Tenant shall have the right to assume exclusive control of the defense of any such suit, action or claim, and Landlord agrees to cooperate reasonably with Tenant in the performance by Tenant of its obligations under this Section. Tenant shall have the right, at Tenant’s sole election and at Tenant’s sole cost and expense, to perform or cause to be performed, from time to time during the Term (as the same may be extended), environmental testing to determine the presence of Hazardous Materials on the Premises.

For purposes of this Section, the term “Hazardous Materials” shall include without limitation any petroleum product, any flammable, explosive or radioactive material, or any hazardous or toxic waste, substance or material, including without limitation substances defined as “hazardous substances”, “hazardous materials,” “solid waste” or “toxic substances” under any applicable laws relating to hazardous or toxic materials and substances, air pollution (including noise and odors), water pollution, liquid and solid waste, pesticides, drinking water, community and employee health, environmental land use management, stormwater, sediment control, nuisances, radiation, wetlands, endangered species, environmental permitting and petroleum products, which laws may include, but not be limited to, the Federal Insecticide, Fungicide, and Rodenticide Act, as amended; the Toxic Substances Control Act; the Clean Water Act; the National Environmental Policy Act, as amended; the Solid Waste Disposal Act, as amended; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Emergency Planning and Community Right-to-Know Act, as amended; the Occupational Safety and Health Act, as amended; comparable state laws; and all rules and regulations promulgated pursuant to such laws and ordinances.

The provisions of this Section shall survive the expiration or earlier termination of this Lease.

9.03                           No Waste. Tenant shall not commit, suffer, nor permit any waste, damage, disfiguration, or injury to the Leased Premises or the Building’s common areas or the fixtures and equipment located in or on the Building, or permit or suffer any overloading of the floors and shall not place any safes or heavy business machinery in the Premises other than as specifically provided for in the Work Agreement and plans for the Tenant Improvements, without first obtaining the written consent of Landlord and, if required by Landlord, of Landlord’s architect, and shall not use or permit to be used any part of the Leased Premises for any dangerous, noxious, or offensive trade or business, and shall not cause or permit any nuisance, noise, or action in, at, or on the Leased Premises. Notwithstanding anything to the contrary contained herein, Landlord acknowledges and approves Tenant’s use of the Premises and Building, including but not limited to Tenant’s intent to store and use various substances and chemicals, including, without limitation, those identified on a list previously submitted and approved by Landlord, in compliance with laws and regulations governing such substances and chemicals and such use shall not be deemed a violation of the foregoing provisions of this Section 9.03.

a.                                                               Protection Against Insurance Cancellation. If any insurance policy on the Building or any part thereof shall be canceled or if cancellation shall be threatened, or if the coverage shall be reduced or be threatened to be reduced, in any way by reason of the use or occupation of the Leased Premises or any part thereof by Tenant, any assignee or subtenant of Tenant, or by anyone permitted by Tenant to be upon the Leased Premises, and if Tenant fails to take reasonable efforts to remedy the condition giving rise to the cancellation, threatened cancellation, reduction, or threatened reduction of coverage within forty-eight (48) hours after notice or to complete the remedy within ten (10) days after notice, Landlord may, at its option, enter upon the Leased Premises and attempt to remedy the condition, and Tenant shall forthwith pay the cost to Landlord as Rent. Landlord shall not be liable for any damage or injury caused to any property of Tenant or of others located on the Leased

Premises as a result of such entry unless such damage or injury is a result of the negligence or willful misconduct of Landlord or its employees, agents or contractors.

b.                                                              Use of Roof and Site by Tenant. Tenant may access and utilize the roof of the Building, or any area on the site of the Property subject to any applicable approval by governmental entities, to install and operate communications or other equipment throughout the Term and any extension thereof, with the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or denied. Such access and use shall be at no additional cost to Tenant, with the exception of the cost of installation, maintenance, and removal of such equipment which shall be Tenant’s sole responsibility. Tenant may also, with Landlord’s written approval, install and utilize conduit for access/wiring of such equipment and connection of such equipment to the Premises.

SECTION 10

COMPLIANCE WITH LAW

10.01                     Compliance. Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance, or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or which may hereafter be in force, and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use, or occupancy of the Premises, but, however, excluding any required structural changes which are not related to or affected by Tenant’s improvements or acts.

Landlord warrants and represents that, as of the Initial Premises Commencement Date, (i) the Building and the Premises shall be in compliance with all applicable laws, codes, ordinances, orders, rules and regulations of any governmental or other public authority, (ii) all electrical, plumbing, lighting, fire protection and heating, ventilation and air conditioning systems shall be in good condition and repair, and (iii) there shall be no restrictions or other legal impediments, either imposed by law (including without limitation applicable zoning and building codes or ordinances) or by instrument, which would prevent the use of the Premises for the permitted uses hereunder. If at any time during the Term, as the same may be extended, applicable law shall not permit the use of the Premises in accordance with the original intended use designated in Section 1.01 of this Lease, then Tenant, without waiving any other right Tenant may have on account thereof, may terminate this Lease upon no less than thirty (30) days’ prior written notice to Landlord.

SECTION 11

ALTERATIONS AND REPAIRS

11.01                     Tenant to Maintain. Tenant shall, at its sole expense, keep the Premises in good repair and tenantable condition during the Term of this Lease. Tenant shall not, without the prior written consent of the Landlord, whose consent shall not be unreasonably withheld, make any alterations, improvements, or additions to the Premises (except for the Tenant Improvements, which shall be governed by the Work Letter), including, but not limited to, partitions, wall coverings, floor coverings, and special lighting or equipment installations. Notwithstanding the foregoing, Landlord’s approval shall not be required for any alterations, improvements or additions desired by Tenant which are nonstructural in nature and the cost of which does not exceed $50,000 in each instance. Prior to commencement of any alterations, improvements, or additions for which Tenant is required to obtain Landlord’s approval, Tenant shall submit to Landlord a set of fully detailed working drawings and specifications for the proposed alteration, prepared by a licensed architect or engineer reasonably approved by the Landlord. In particular, but not as a limitation, the working drawings must fully detail changes to mechanical, wiring, and electrical, lighting, plumbing, and HVAC systems to Landlord’s reasonable satisfaction. Landlord may require additional reasonable information for approval of the alterations because of the inadequacy of the drawings and specifications. Landlord shall notify Tenant at the time of granting its consent whether it shall require Tenant to remove any portion of the alterations at the expiration of the Term or other termination of this Lease. As a condition of approval for such alterations, Landlord shall have the right to require Tenant to furnish adequate bond or other security reasonably acceptable to Landlord for performance of and payment for the work to be performed. All alterations, improvements, or additions, whether temporary or permanent in character, made by Landlord or Tenant in or upon the Premises shall become Landlord’s property and shall remain upon the Premises at the termination of this Lease by lapse of time or otherwise, without compensation to Tenant (excepting only Tenant’s movable office furniture, trade fixtures, and office and professional equipment or other personal property, whether or not attached to the Premises), Tenant shall, however, have the right to remove any of the Tenant Improvements which Tenant, at the time of submitting or approving the plans and specifications for the same in accordance with the Work Letter, identified as those which Tenant intends to remove at the termination or earlier expiration of this Lease. Landlord shall not unreasonably withhold or qualify approval of any such alterations, additions, or improvements based on the requirement of removal by Tenant. Tenant shall promptly pay to Tenant’s contractors, when due, the cost of all work and of all decorating, and upon completion, deliver to Landlord, if payment is made directly to Tenant’s contractors, evidence of payment and waivers of all liens for labor, services, or materials. Tenant shall defend and hold Landlord, the Premises, the Building, and the Property harmless from all costs, damages, liens for labor, services, or materials relating to the work, and shall defend and hold Landlord harmless from all costs, damages, liens, and expenses related to the work, unless such liens, services, materials, costs, damages, or expenses are the result of the act, omission, negligence, or misconduct of Landlord or its employees, agents, or contractors. If Landlord incurs any expenses in the removal of trash or cleaning as a result of Tenant’s contractor’s work, then Tenant agrees it shall reimburse Landlord within thirty (30) days of billing.

11.02                     Protection Against Liens. At least five (5) days prior to the commencement of any work on the Leased Premises by Tenant, Tenant shall notify Landlord of the names and addresses of the persons supplying labor and materials for the proposed work so that Landlord may avail itself of the provisions of statutes such as Section 38-22-105(2) of the Colorado Revised Statutes (1973), or any successor statutory provision. During the progress of any work on the Leased Premises, Landlord or its representatives shall have the right to post and keep posted thereon notices such as those provided for by Sections 38-22-105(2) (C.R.S. 1973) or to take any further action which Landlord may deem to be proper for the protection of Landlord’s interest in the Leased Premises.

11.03                     Condition on Surrender. Tenant shall, at the termination of this Lease, surrender the Premises to Landlord in as good condition and repair as reasonable and proper use will permit, loss by ordinary wear and tear, fire, and other casualty excepted, and in the state of broom cleanliness.

11.04                     Damage by Tenant. If any part of the Building or other improvements become damaged or are destroyed through the negligence, carelessness, or misuse of Tenant, its servants, agents, employees, or anyone permitted by Tenant to be in the Building, or through Tenant or such parties, then the cost of necessary repairs, replacements, or alterations shall be borne by Tenant, who shall, on demand, forthwith pay the same to Landlord as Rent.

SECTION 12

ABANDONMENT

12.01                     Disposition of Personal Property. Tenant shall not vacate or abandon the Premises at any time during the Term without notice to Landlord and payment of rent, and if Tenant shall otherwise abandon, vacate, or surrender (whether at the end of the stated Term or otherwise) the Premises, or shall be dispossessed by process of law or otherwise, then any personal property belonging to Tenant left on the Premises shall be deemed abandoned and may be sold or otherwise disposed of by Landlord without any liability to Tenant whatsoever. Tenant shall not at any time remove Landlord’s property or any fixtures constituting property of Landlord from the Premises. Any removal of Landlord’s property from the Premises by Tenant shall constitute a material breach of this Lease and Landlord shall have the right to take all reasonable steps to stop or prevent such breach without such actions constituting a constructive eviction of Tenant.

SECTION 13

ASSIGNMENT AND SUBLETTING

13.01                     Limitation on Assignment or Subletting. Tenant shall not assign this Lease, or any interest therein, and shall not sublet the Premises, or any part thereof, or any right or privilege appurtenant thereto, or shall not suffer any other person to occupy or use the Premises, or any portion thereof, without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Neither this Lease nor any interest therein shall be assignable as to the interest of Tenant by operation of law without the written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed. Any amount of rent received by Tenant for any such assignment or subletting to a third party (excluding any transferee under Section 13.02 below), which is in excess of the Base Rent and Operating Expenses passed through to Tenant, shall be divided equally between Tenant and Landlord after Tenant deducts from any such overage its reasonable costs incurred in completing the assignment or subletting, including but not limited to the cost of any rental abatement, improvements, commissions, legal fees and other such costs.

13.02                     Assignment or Subletting to a Parent, Affiliate, or Subsidiary. Notwithstanding anything to the contrary contained in this lease, Tenant shall have the right to make, without landlord’s consent, any assignment of this lease or subletting of all or any portion of the Premises, so long as Thermo Electron Corporation, a Delaware corporation remains the guarantor on this lease, to (a) a parent, subsidiary, affiliate or division of Tenant, (b) any entity with which or into which Tenant may consolidate or merge, or (c) any entity acquiring all or substantially all of the assets of Tenant.

13.03                     Acceptance of Performance; No Waiver. If the Premises or any part are sublet or occupied by anybody other than Tenant, Landlord may, upon default by Tenant beyond any applicable cure period, collect the rent from the subtenant or occupant and apply the net amount collected to the Rent. Upon assignment pursuant to the terms of this section, Tenant shall be relieved of further liability under this Lease as to the subleased premises. Consent by Landlord to anyone assignment or subletting shall not in any way be construed as relieving Tenant from obtaining the Landlord’s expressed written consent to any further assignment or subletting.

13.04                     Landlord to Approve Documents. All documents utilized by Tenant to evidence any subletting or assignment to which Landlord has consented shall be subject to prior approval by Landlord or its attorney, which approval shall not be unreasonably withheld or delayed. Tenant shall pay on demand all Landlord’s costs and expenses, including reasonable attorneys’ fees, incurred in determining whether or not to consent to any requested subletting or assignment and in reviewing and approving such documentation which shall not exceed $500.

SECTION 14

SIGNS AND ADVERTISING

14.01                     Tenant shall have the right to install or construct monument, directional, and building signage at its sole cost and expense subject to approval by the City of Louisville. Prior to installing or constructing any signage pursuant to this section, Tenant shall submit to Landlord for its reasonable review and approval drawings of the proposed signage, including size and dimensions. Landlord shall submit for Tenant’s approval, which approval shall not be unreasonably withheld, any signage proposed for any other tenants of the Property.

SECTION 15

DAMAGE TO PROPERTY, INJURY TO PERSONS

15.01                     Damage by Tenant. Tenant agrees to pay for all damage to the Building or the Premises, as well as all damage to tenants or occupants thereof caused by Tenant’s misuse or neglect of the Premises, its apparatus or appurtenances, or caused by any licensee, contractor, agent, or employee of Tenant. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant each hereby waives all rights of recovery against the other party, and such other party’s insurance carrier (by way of subrogation or otherwise), for all losses or damages to the Premises, any improvements thereon or any personal property of either party therein, to the extent such waiver does not invalidate the insurance coverage of either party and to the extent such losses or damages are covered by insurance the damaged party is required to carry hereunder or otherwise elects to maintain; provided, however, that the foregoing waiver by either party shall not apply with respect to any loss or damage to the extent caused by the negligence or willful misconduct of the other party, its agents, employees, representatives or contractors.

15.02                     Tenant’s Property. Particularly, but not in limitation of the foregoing paragraph, all property belonging to Tenant, or any occupant of the Premises, that is in the Building or the Premises, shall be there at the risk of Tenant or other person only, and Landlord or its agents or employees (except in the case of negligence or willful misconduct of Landlord or its agents, employees, licensees or contractors) shall not be liable for: (i) damage to or theft or misappropriation of such property; (ii) loss of or damage to any property by theft or otherwise, by any means whatsoever; (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, snow, hail, water, or rain which may leak from any part of the Building or from the pipes, appliances, or plumbing works therein or from the roof, street, subsurface, or from any other place, or resulting from dampness or any other cause whatsoever, except any such injury or damage resulting from faulty or improper construction or installation of the Base Building or resulting from lack of proper maintenance or repair by Landlord; or (iv) interference with the light, air, or other incorporeal hereditament. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Building or of observed defects in the Building, its fixtures or equipment.

SECTION 16

TENANT’S INSURANCE

16.01                     Insurance. Tenant shall, during the entire Term of this Lease, at its sole cost and expense, obtain, maintain, and keep in full force and effect the following types of insurance:

(a)                                  All risk coverage insurance, including endorsements for vandalism, malicious mischief, theft, sprinkler leakage, covering all of Tenant’s property, including, but not limited to, furniture, fittings, equipment, installations, alterations, additions, partitions, fixtures, and anything in the nature of a leasehold improvement (other than those belonging to Landlord hereunder) in an amount equal to the full replacement cost of such property without deduction for depreciation;

(b)                                 Commercial general liability insurance, including bodily injury and property damage, personal injury, contractual liability with respect to all claims, demands, or actions by any person, firm, or corporation, in any way arising from, related to, or connected with the conduct and operation of Tenant’s business in the Premises or Tenant’s use of the Premises. Such policies shall be written on a comprehensive basis, with limits not less than $1,000,000.00, and such higher limits as Landlord or the mortgagees of Landlord may require from time to time, but may not be unreasonably required, subject to reasonable standards for insurance coverage and limits for similar uses, in like facilities, in the Colorado Tech Center area;

(c) Any other form or forms of insurance as the mortgagees of Landlord may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent tenant would protect itself, subject to reasonable standards for insurance coverage and limits for similar uses, in like facilities, in the Colorado Tech Center area;

(d) Business interruption insurance in such amounts as will reimburse the Tenant for direct or indirect loss of earning attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils.

16.02                     Evidence. All policies shall be taken out with insurers reasonably acceptable to Landlord and in form reasonably satisfactory from time to time to Landlord. Tenant agrees that certificates of insurance will be delivered to Landlord as soon as practicable after the placing of the required insurance, but in no event later than five (5) days after Tenant takes possession of all or any part of the Leased Premises. All policies shall require that at least thirty (30) days’ prior written notice be delivered to Landlord by the insured prior to termination, cancellation, or material change in such insurance.

16.03                     Proceeds. Tenant agrees that in the event of damage or destruction to the leasehold improvements in the Leased Premises covered by insurance required to be taken out by Tenant pursuant to this Section, Tenant shall use the proceeds of the insurance for the purpose of building leasehold improvements as mutually agreed upon between Landlord and Tenant. If Landlord and Tenant cannot agree as to the new improvements within thirty (30) days, then Tenant shall replace the identical improvements that were destroyed. In the event of damage or destruction of the Building entitling the Landlord to terminate this Lease pursuant to Section 17, then, if the Leased Premises have also been damaged, Tenant will pay to Landlord all of its insurance proceeds relating to the leasehold improvements in the Leased Premises, and if the Leased Premises have not been damaged, Tenant will deliver to Landlord, in accordance with the provisions of this Lease, the leasehold improvements and the Leased Premises.

SECTION 17

DAMAGE OR DESTRUCTION

17.01                     Right to Terminate. If the Premises or the Building are damaged by fire or other insured casualty, and the insurance proceeds have been made available by the holder or holders of any mortgages or deeds of trust covering the Building, the damage shall be repaired by and at the expense of Landlord, provided such repairs can, in Landlord’s reasonable discretion, be completed within one hundred twenty (120) days after the occurrence of such damage, without the payment of overtime or other premiums. Until the repairs are completed, the Rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business. If repairs cannot, in Landlord’s reasonable discretion, be made within said one hundred twenty (120) day period, Landlord shall notify Tenant within thirty (30) days of the date of occurrence of the damage as to whether or not Landlord elects to make the repairs. If Landlord elects not to make the repairs, then either party may, by written notice to the other, cancel this lease as of the date of the occurrence of the damage. If Landlord elects to make such repairs, Landlord shall promptly repair such damage at its sole cost and expense, and shall complete such repairs not less than 180 days after the date of occurrence of the damage. If Landlord reasonably estimates that it will require more than 180 days to complete such repairs, then either party may terminate this Lease by providing written notice to the other. Except as provided in this Section 17, there shall be no abatement of Rent and no liability of Landlord by reason of any injury, inconvenience, temporary limitation of access or interference to or with Tenant’s business or property arising from the making of any necessary repairs, or any alterations or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances, and equipment therein necessitated by the damage. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture and furnishings or on any fixtures or equipment removable by Tenant under the provision of this Lease, and that Landlord shall not be required to repair any injury or damage caused by fire or other cause, or to make any repairs or replacements to or of improvements installed in the Premises by or for Tenant at Tenant’s cost.

17.02                     Landlord’s Insurance. Landlord covenants and agrees that, throughout the Term, it will insure the Building (excluding non-insurable items) and the machinery, boilers, and equipment contained therein owned by Landlord (excluding any property with respect to which Tenant is obliged to insure pursuant to the provisions of Section 16 thereof) against damage by fire and extended perils coverage in such reasonable amounts as would be carried by a prudent owner of a similar property in the same locale. Landlord will also, throughout the Term, carry commercial general liability, property damage and loss of rent insurance with respect to the operation of the Premises in reasonable amounts as would be carried by a prudent owner of a similar property in the same locale. Landlord may, but shall not be obligated to, take out and carry any other form or forms of insurance as it or the mortgagees of Landlord may reasonably determine to be advisable. Tenant shall pay for all such insurance carried by Landlord as an Operating Cost, provided that such insurance is not duplicative of the insurance obtained pursuant to Section 16.01. Notwithstanding any contribution by Tenant to the cost of insurance premiums, Tenant acknowledges that it has no right to receive any proceeds from the insurance policies carried by Landlord, and that the insurance will be for the sole benefit of Landlord, with no coverage for Tenant for any risk insured against.

SECTION 18

ENTRY BY LANDLORD

18.01                     Landlord and its agents, upon giving 24 hours notice to Tenant’s management personnel at the Premises, shall have the right to enter the Premises during normal business hours for the purpose of examining or inspecting the same, to supply any services to be provided by Landlord to Tenant hereunder, to show same to prospective purchasers (or during the last nine (9) months of the Lease term to prospective tenants of the Premises), and to make such alterations, repairs, improvements, or additions, whether structural or otherwise, to the Premises or to the Building as Landlord may deem necessary or desirable. Landlord shall not make any such alterations, repairs, improvements, or additions which materially affect Tenant’s use or enjoyment of the Premises/Building/Property, and any such alterations, repairs, improvements, or additions made by Landlord shall to the best of Landlord’s ability be completed after Tenant’s business hours. Tenant shall have the right to have a representative present during any entry by Landlord. In the event said alterations, repairs, improvements, or additions are required during business hours, Landlord will work with Tenant to minimize the impact of Tenant’s use and enjoyment of the Premises. In the event of emergency and in the event Tenant’s employees are not at the Premises at the time of Landlord’s entry, Landlord may enter by means of a master key, without liability to Tenant except for any failure to exercise due care for Tenant’s property, and without affecting this Lease. Landlord shall use reasonable efforts on any such entry not to unreasonably interrupt or interfere with Tenant’s use and occupancy of the Premises. Landlord may enter the Premises at any time in the case of an emergency.

SECTION 19

DEFAULT

19.01                     Events of Tenant Default. Each one of the following events is referred to as an “Event of Tenant Default”:

(a)                                  Tenant shall fail to make due and punctual payment of Rent or another amounts payable hereunder, and such failure shall continue for fifteen (15) days after receipt of written notice from Landlord.

(b) Tenant shall vacate the Premises without payment of Rent and notice to Landlord, or abandon the Premises, or remove leasehold improvements or fixtures constituting property of Landlord;

(c) This Lease shall be transferred to or shall pass to or devolve upon any other person or party except in the manner set forth in Section 13;

(d) This Lease or the Premises or any part thereof shall be taken upon execution or by other process of law directed against Tenant, or shall be taken upon or subject to any attachment at the instance of any creditor of, or claimant against Tenant, and said attachment shall not be discharged or disposed of within thirty (30) days after the levy;

(e) The filing of any petition or the commencement of any case or proceeding by the Tenant under any provision or chapter of the Federal Bankruptcy Act, the Federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization; or the adjudication that the Tenant is insolvent or bankrupt, or the entry of an order for relief under the Federal Bankruptcy Code with respect to Tenant;

(f) The filing of any petition or the commencement of any case or proceeding described in Subsection (e) above against the Tenant, unless the petition and all proceedings initiated thereby are dismissed within sixty (60) days from the date of the filing; the filing of an answer by Tenant admitting the allegations of any such petition; or the appointment of or taking possession by a custodian, trustee or receiver for all or any assets of the Tenant, unless such appointment is vacated or dismissed within sixty (60) days from the date of such appointment or taking of such possession.

(g) Tenant shall fail to take possession of the Premises thirty (30) days following the Commencement Date without payment of Rent.

(h) Tenant shall fail to deliver an Estoppel Certificate in accordance with the last sentence of Section 29 of this Lease.

(j)                                     Tenant shall fail to perform any of the other agreements, terms, covenants or conditions of this Lease on Tenant’s part to be performed, and such non-performance shall continue for a period of thirty (30) days after written notice by Landlord to Tenant, or if such performance cannot be reasonably had within such thirty (30) day period, Tenant shall not in good faith have commenced such performance within such thirty (30) day period and shall not thereafter diligently proceed to completion.

19.02                     Remedies of Landlord. If any one or more Events of Tenant Default shall happen, then Landlord shall have the right at Landlord’s election, or at any time thereafter without demand or notice, to reenter and take possession of the Premises or any part thereof and repossess the same as Landlord’s former estate and expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of rent or breach of covenants or prior conditions and without terminating this Lease. Should Landlord elect to reenter as provided in this Subsection, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law including a proceeding for possession pursuant to Colorado’s Forcible Entry and unlawful Detainer Statutes, Landlord may, from time to time, without terminating this Lease either;

(a)  (i)  Relet the Premises or any part thereof in Landlord’s or Tenant’s name, but for the account of Tenant, for a term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on conditions and upon other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its sole discretion, may determine, and Landlord may collect and receive the rents. Landlord shall use reasonable efforts to relet the Premises and maximize the income generated by the Premises. No reentry or taking possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention be given to Tenant. No notice from Landlord hereunder or under a forcible entry and unlawful detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any  reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice, in which event the Lease will terminate as specific in the notice.

(ii)                                  If Landlord elects to take possession of the Premises as provided in this Subsection (a) without terminating the Lease, Tenant shall pay to Landlord (1) the Rent and other sums due under this Lease which would be payable  if repossession had not occurred, less (2) the net proceeds, if any, of any reletting of the Premises after deducting all Landlord’s expenses in connection with the reletting, including, but without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, expenses of employees, alteration, remodeling and repair costs and expenses of preparation of the reletting. If, in connection with any reletting, the new lease terms extends beyond the existing term, or the premises covered include other premises not part of the Premises, a fair apportionment of the rent received from the reletting and the expenses incurred in connection with the reletting will be made in determining the net proceeds received from reletting. In addition, in determining the net proceeds from reletting, any rent concession will be apportioned over the term of the new Lease; or

(b)  To give Tenant written notice of intention to terminate this Lease on the date of the notice, or on any later date specified in the notice. Tenant’s right to possession of the Premises shall cease and the Lease shall thereupon be terminated, except as to Tenant’s liability under this Lease, as if the expiration of the term fixed in the notice were the end of the term originally demised, including as extended by the exercise of any options granted to Tenant. If this Lease is terminated pursuant to the provisions of this Subsection (b), or terminated pursuant to a proceeding for possession under the Colorado Forcible Entry and Unlawful Detainer Statutes, Tenant shall remain liable to Landlord for damages in an amount equal to the Rent and other sums which would have been owing by Tenant under this Lease for the balance of the Term had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to the termination, after deducting all Landlord’s expenses in connection with such reletting, including, but without limitation, the expenses enumerated in Subsection (a) above. Landlord shall be entitled to collect damages from Tenant monthly on the days on which the Rent and other amounts would have been payable if this Lease had not been terminated.

19.03                     Cumulative Remedies. Suit or suits for the recovery of the Rent and other amounts and damages may be brought by Landlord, from time to time, at Landlord’s election, and nothing in this Lease shall be deemed to require Landlord to await the date when this Lease or its Term would have expired by limitation had there been no default by Tenant, or no termination, as the case may be. Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise including but not limited to suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise. All such rights and remedies shall be considered cumulative and non-exclusive. All costs incurred by Landlord in connection with collecting any Rent or other amounts and damages owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, including reasonable attorney’s fees from the date such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, shall also be paid by Tenant to Landlord

19.04                     No Waiver. No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition of this Lease or to exercise any right or remedy consequent upon a breach, and no acceptance of full or partial payment of Rent during the continuance of any breach, shall constitute a waiver of any breach or of the agreement to be performed or complied with by Tenant, and no breach shall be waived, altered or modified except by written instrument executed by Landlord. No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant and condition shall continue in full force and effect with respect to any other then existing or subsequent breach. Notwithstanding any termination of this Lease, the same shall continue in force and effect as to any provisions which require observance or performance by Landlord or Tenant subsequent to such termination.

19.05                     Bankruptcy. Nothing contained in this Section 18 shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowed by any statute or rule of law governing such a proceeding, and in effect at the time when such damages are to be proved, whether or not the amount is greater, equal to or less than the amounts recoverable, either as damages or Rent, referred to in any of the preceding provisions of this Section. Notwithstanding anything contained in this Section to the contrary, any such proceeding or action involving bankruptcy, insolvency, reorganization, arrangement. assignment for the benefit of creditors, or appointment of a receiver or trustee, as set forth above, shall be considered to be an event of default only when the proceeding, action or remedy shall be taken or brought by or against the then holder of the leasehold estate under this Lease.

19.06                     Landlord Default. Each one of the following events is referred to as an “Event of Landlord Default”:

(a)                                  Landlord shall fail to make due and punctual payment of amounts payable hereunder, and such failure shall continue for fifteen (15) days after receipt of written notice from Tenant.

(b)                                 Landlord shall fail to perform any of the other agreements, terms, covenants or conditions of this Lease on Landlord’s part to be performed, and such non-performance shall continue for a period of thirty (30) days after written notice by Tenant to Landlord, or if such performance cannot be reasonably had within such thirty (30) day period, Landlord shall not in good faith have commenced such performance within such thirty (30) day period and shall not thereafter diligently proceed to completion. Notwithstanding the foregoing, Landlord shall commence repair/provisions of any Building Services which are discontinued within 24 hours after loss or discontinuance of such services and notice from Tenant, and shall diligently proceed with such repair/provision until complete.

19.07                     Remedies of Tenant. If any one or more events of Landlord Default shall happen, then Tenant shall have the right, upon written notice to Landlord pursuant to the time frames described in Section 19.06 above, to cure such Landlord Default, repair and replace any service of item, or conduct any reasonable task required of Landlord pursuant to this Lease and necessary for Tenant’s intended use of the Premises and Building. If Landlord does not make payment of any amount due Tenant within fifteen (15) days after receipt of Tenant’s notice., or if Landlord does not reimburse Tenant for any costs incurred by Tenant in completing Landlord’s obligations within thirty (30) days after receipt of Tenant’s notice, Tenant may deduct/offset such amounts due, plus interest, against future payments of Rent until fully recaptured by Tenant. The Provisions of this Section 19.07 shall not act to eliminate or otherwise reduce any and all other remedies available to Tenant by Law.

SECTION 20

TAXES

20.01                     During the Term hereof, Tenant shall pay, prior to delinquency, all business and other taxes, charges, notes, duties and assessments levied, and rates or fees imposed, charged, or assessed against or in respect of Tenant’s occupancy of the Leased Premises or in respect of the personal property, trade fixtures, furnishings, equipment, and all other personal property of Tenant contained in the Premises, and shall hold Landlord harmless from and against all payment of such taxes, charges, notes, duties, assessments, rates,. and fees, and against all loss, costs, charges, and expenses occasioned by or arising from any and all such taxes, charges, notes, duties, assessments, rates and fees. Tenant shall cause the fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the real and personal property of Landlord. If any or all of Tenant’s fixtures, furnishing, equipment, and other personal property shall be assessed and taxes with Landlord’s real property, Tenant shall pay to Landlord Tenant’s share of such taxes within thirty (30) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property. All of the above documents shall be considered confidential and only disclosed or used for Landlord’s appropriate business purposes.

SECTION 21

EMINENT DOMAIN

21.01                     If the Building, or a substantial part thereof, or a substantial part of the Premises, shall be lawfully taken or condemned (or conveyed under threat of such taking or condemnation) for any public or quasi-public use or purpose, the Term of this Lease shall end upon, and not before, the date of the taking of possession by the condemning authority. Tenant hereby assigns to Landlord Tenant’s interest if any, in the award. Current Rent shall be apportioned as of the date of termination. If any part of the Building, other than the Premises or not constituting a substantial part of the Premises, shall be so taken or condemned (or conveyed under threat of such taking or condemnation), or if the grade of any street adjacent to the Building is changed by any competent authority and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building, Landlord shall have the right to cancel this Lease upon not less than sixty (60) days’ notice prior to the date of cancellation designated in the notice. No money or other consideration shall be payable by Landlord to Tenant for the right of cancellation, and Tenant shall have no right to share in any condemnation award, or in any judgment for damages, or in any proceeds of any sale made under any threat of condemnation of taking. Nothing in this Section shall prevent Tenant from making and pursuing a claim against the condemning authority in its own right for termination of its leasehold interest. If this Lease is not canceled, the Lease shall continue in full force and effect, with abatement or reduction of Rent equal to the rentable square footage affected.

SECTION 22

SUBORDINATION TO MORTGAGES AND DEEDS OF TRUST

22.01                     Lease Subordinate to Mortgages.

(a)                                  Subject to the terms hereof, this Lease and the rights of Tenant shall be and are hereby made subject and subordinate to the lien of any mortgages or deeds of trust now or hereafter existing against the Building, the Property or both, and to all renewals, modifications, consolidations, replacements and extensions thereof and to all advances made now or in the future. Tenant, or its successors in interest, shall upon Landlord’s request, execute and deliver upon the demand of Landlord any and all instruments desired by Landlord, subordinating this Lease to any mortgage or deed of trust within ten (10) business days after notice from Landlord demanding their execution. The notice may be given in the manner provided for giving notice below.

(b)                                 The subordination of this Lease to any future mortgage(s) and/or deed(s) of trust shall be conditioned upon the holder thereof executing a non-disturbance agreement (a “Non-Disturbance Agreement”), in recordable form, by the terms of which such holder agrees not to disturb the possession and other rights of Tenant under or pursuant to this Lease during the Term, as the same may be extended, so long as Tenant is not in default hereunder beyond the expiration of all applicable notice and cure periods, and in the event of acquisition of title, or coming into possession, by said holder through foreclosure proceedings or otherwise, to accept Tenant as tenant of the Premises under the terms and conditions of this Lease and to assume and perform all of Landlord’s obligations hereunder. If at the time of delivery of possession of the Premises to Tenant there shall be any mortgage or deed of trust encumbering the Premises, Landlord shall obtain and deliver to Tenant, within thirty (30) days after the date of such delivery of possession, a Non-Disturbance Agreement in the form and containing the terms referenced above.

22.02                     Tenant’s Notices. In the event of any act or omission by Landlord under this Lease which would give Tenant the right to terminate this Lease, or to claim a partial or total eviction, Tenant will not exercise any such right until it has given written notice (by United States certified or registered mail, postage prepaid) of such act or omission to the holder of any mortgage or deed of trust on the Property (whose names and addresses Landlord agrees will be furnished to Tenant on request) with a copy to Joel C. Davis, Dietze & Davis, P.C., P.O. Box 1530, Boulder, Colorado 80306; and O’Connor Development, 6685 Gunpark Drive, Suite 210, Boulder, Colorado 80301.

SECTION 23

WAIVER

23.01                     The waiver by Landlord of any breach of any term, covenant, or condition in this Lease shall not be deemed to be a waiver of the term, covenant, or condition, or any subsequent breach of the same or any other term, covenant or conditions. The acceptance of Rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant, or condition of this Lease, it being understood and agreed that the remedies given to Landlord shall be cumulative, and the exercise of any one remedy by Landlord shall not be to the exclusion of any other remedy.

SECTION 24

Intentionally omitted

SECTION 25

PLATS AND RIDERS

25.01                     Appendices, clauses, plats, and riders, if any, referred to in this Lease and signed or initialed by Landlord and Tenant and affixed to this Lease are hereby incorporated in and made a part of this Lease.

SECTION 26

SALE BY LANDLORD

26.01                     In the event of a sale or conveyance or transfer by Landlord of its interest in the Property and/or in the Building containing the Premises, and/or in this Lease, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, contained in favor of Tenant, and in that event, Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. This Lease shall not be affected by any such conveyance or transfer, and Tenant agrees to attorn to such purchaser or transferee.

SECTION 27

RIGHT OF LANDLORD TO PERFORM

27.01                     All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense, and without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than Rent, required to be paid by it, or shall fail to perform any other act on its part to be performed, and the failure shall continue for thirty (30) days after written notice by Landlord unless the performance of the same requires a longer period of time to perform, in which case Tenant shall have a reasonable amount of time to perform the same, so long as Tenant commences to cure within said thirty (30) day period and thereafter diligently prosecutes the same to completion, Landlord may, but shall not be obligated to do so, and without waiving or releasing Tenant from any obligations of Tenant, make any payment or perform any other act on Tenant’s part to be made or performed as in this Lease provided. All sums so paid by Landlord and all necessary incidental costs, together with interest at the rate of one and one-half percent (1-1/2%) per month from the date of a payment by Landlord, shall be payable to Landlord on demand, and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant, as in the case of default by Tenant in the payment of Rent.

SECTION 28

ATTORNEY’S FEES

28.01                     In the event of any litigation or arbitration between Tenant and Landlord to enforce any provision of this Lease or any right of either party, the unsuccessful party to such litigation or arbitration shall pay to the successful party all costs and expenses, including reasonable attorney’s fees, incurred. Moreover, if Landlord, without fault, is made a party to any litigation instituted by or against Tenant,

Tenant shall indemnify Landlord against, and protect, defend, and save it harmless from, all costs and expenses, including attorney’s fees, incurred by Landlord. To the extent permitted by law, Landlord and Tenant hereby waive the right to a jury trial in any legal action or proceeding relating to this Lease.

SECTION 29

ESTOPPEL CERTIFICATE

29.01                     Tenant shall, at any time and from time to time, upon not less than ten (10) business days’ prior written notice from Landlord, execute, acknowledge, and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the dates to which the Rent and other charges are paid, and acknowledging that Tenant is paying Rent on a current basis with no offsets or claims, and there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder (or specifying the offsets, claims, or defaults, if any are claimed). It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrance of all or any portion of the Building or by any other person to whom it is delivered. If Tenant fails to deliver the statement within the aforesaid ten (10) business day period, and such failure is not cured within five (5) business days after written notice thereof is given by Landlord to Tenant, Tenant’s failure to so deliver the statement shall constitute an Event of Tenant Default under this Lease.

SECTION 30

NOTICE

30.01                     Any notice from Landlord to Tenant or from Tenant to Landlord shall be in writing and may be served personally or by mail. If served by mail, notices shall be mailed by registered or certified mail, return receipt requested, addressed as follows:

If to Tenant:

(Prior to the Initial Premises Commencement Date):

Thermo BioStar, Inc.

6655 Lookout Road

Boulder, CO 80301

Attn: Facilities Director

With copy to:

Thermo Electron Corporation

81Wyman Street, Waltham, MA 02454

Attn: General Counsel

With copy to:

CRESA Partners

7979 E. Tufts Avenue Parkway, Suite 810

Denver, CO 80237

Attn: Bruce Glass and Jim Cloud

(After the Initial Premises Commencement Date):

At the Premises

Attn: Facilities Manager

With copy to:

Thermo Electron Corporation

81 Lyman Street, Waltham, MA 02454

attn: General Counsel

If to Landlord:

At the address designated in Section 4.02, or as from time to time established for the payment of Rent. (With copy to Landlord’s mortgagee, if applicable, pursuant to Section 22.02).

Notices shall be effective when delivered, if served personally, or three (3) days after mailing, if mailed. If no one at the Premises is available to accept the notice, then it shall be deemed effective upon the second refusal or uncompleted mail delivery attempt. Additional notice requirements are contained in Section 22.02.

SECTION 31

RIGHTS RESERVED

31.01                     Landlord reserves the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person, or business, and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession, or giving rise to any claim for set-off or abatement of rent:

(a) To change the Building’s name or street address, Landlord shall pay all reasonable costs incurred by Tenant resulting from any such change of name or address;

(b) To install, affix, and maintain any and all signs on the exterior and interior of the Building, but not the interior of the Premises;

(c) To retain at all times, and to use in appropriate instances as specifically set forth herein, keys to all doors within and into the Premises. No locks or bolts shall be altered, changed, or added without the prior written consent of Landlord;

(d) To have and retain a paramount title to the Premises, free and clear of any act of Tenant.

SECTION 32

REAL ESTATE BROKER

32.01                     Tenant represents that Tenant has dealt directly with Corporate Facility Consulting, Inc., dba CRESA Partners in connection with this Lease, and that insofar as Tenant knows, no other broker negotiated or participated in the negotiations of this Lease, or submitted or showed the Premises, or is entitled to any commission in connection herewith. Landlord acknowledges prior notice that CRESA Partners has acted on behalf of Tenant as Tenant’s Agent. Payment of a Cooperating Brokerage Commission for services relative to this Lease shall be the responsibility of the Landlord, pursuant to separate written agreement between Landlord and CRESA Partners, and is a material condition of the Lease. Any failure to pay the Cooperating Brokerage Commission to CRESA Partners, as and when due, shall be a condition of Landlord Default.

SECTION 33

MISCELLANEOUS PROVISIONS

33.01                     (a) The words “re-enter”, or “re-entry”, as used in this Lease, are not restricted to their technical legal meaning. The term “Landlord”, as used in this Lease, means only the Landlord from time to time, and upon conveying or transferring its interest, to a successor accepting all obligations and liability of Landlord upon such transfer, Landlord shall be relieved from any further obligation or liability pursuant to Section 27.

(b) Time is of the essence of this Lease and of each and all of its provisions.

(c) Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution by both Landlord and Tenant.

(d) The invalidity or unenforceability of any provision in this Lease shall not affect or impair any other provisions.

(e) This Lease shall be governed by and construed pursuant to the laws of the State of Colorado.

(f)  Should any mortgagee or beneficiary under a deed of trust require a reasonable modification of this lease, which modification will not bring about any increased cost or expense to Tenant or will not in any other way substantially or materially change the rights and obligations of Tenant or otherwise negatively impact Tenant’s use and enjoyment of the Premises, Building, and Property hereunder, then and in such event, Tenant agrees that this Lease may be so modified.

(g) All rights and remedies of Landlord under this Lease, or those which may be provided by law, may be exercised by Landlord in its own name individually, or in its name by its agent, and all legal proceedings for the enforcement of any rights or remedies, including distress for rent, unlawful detainer, and any other legal or equitable proceedings, may be commenced and prosecuted to final judgment and be executed by Landlord in its own name individually or in its name by its agent. Landlord and Tenant each represent to the other that each has full power and authority to execute this Lease and to make and perform the agreements herein contained, and Tenant expressly stipulates that any rights or remedies available to Landlord, either by the provisions of this Lease or otherwise, may be enforced by Landlord in its own name individually or in its name by its agent or principal.

(h) The marginal headings and titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(i) Tenant and Landlord acknowledge that there are no covenants, representations, warranties, agreements, or conditions, expressed or implied, collateral or otherwise, forming part of or in any way effecting or relating to this Lease except as expressly set out in this Lease and the attachments and exhibits to this Lease, and that the terms and provisions of this Lease may not be modified or amended except by written instrument by both Landlord and Tenant.

(j) Landlord shall not change the name of the Building, nor shall Landlord materially modify the Site, Building, or Premises, without Tenant’s prior written consent, at Tenant’s discretion, which consent shall not be unreasonably withheld or delayed. Landlord shall not name the Property, Project, or Building after any competitor of Tenant.

SECTION 34

SUCCESSORS AND ASSIGNS

34.01                     Subject to the terms and provisions of Section 27, the covenants and conditions contained in this Lease shall apply to and bind the respective heirs, successors, executors, administrators, and assignees of the parties hereto, and the terms “Landlord” and “Tenant” shall include the successors and assignees of either such party, whether immediate or remote.

SECTION 35

QUIET ENJOYMENT

35.01                     Subject to the terms and provisions of this Lease, Landlord covenants and agrees that Tenant, upon complying with all of the obligations of Tenant under this Lease, shall peaceably and quietly enjoy the Premises and Tenant’s rights under this Lease during its Term, without hindrance by Landlord or any persons claiming under Landlord.

SECTION 36

RECORDING

36.01                     This Lease shall not be recorded by Landlord or Tenant.

SECTION 37

RELIANCE BY LANDLORD

37.01                     As of the date of executing this Lease, the Premises consist of unimproved real property. Landlord shall proceed with construction of the Building and Premises in reliance upon Tenant’s covenants, obligations and representations contained in this Lease. Tenant hereby acknowledges and accepts Landlord’s reliance in this regard. As additional consideration from Tenant to Landlord, Tenant hereby agrees to provide, after proper written notice from Landlord, updated business financial statements then available to the general public.

SECTION 38

OPTION TO EXTEND

38.01                     (a) Option to Extend Primary Term. Tenant shall have two options to extend the term of this Lease (each an “Option to Extend”) for an additional five years each (each an “Extended Term”) upon all the same terms and conditions of this Lease, excepting only that Base Rent shall be determined as provided in paragraph (b) below.

(b)                                 Base Rent during each Extended Term.

(i)                                     The monthly Base Rent payable during the each Extended Term, as applicable, shall be Fair Market Rent. For purposes hereof, “Fair Market Rent” shall mean the effective base rental rates (including periodic adjustments to such base rental rates) and shall reflect an arms length transaction with then current market economics including rent, expense treatment, allowances, and other costs/inducements then being received for premises of similar size and quality to the Premises, located in similar “flex” buildings in the Colorado Tech Center area which are similar in size and quality to the Property, leased for terms of approximately five years, and otherwise subject to leases containing substantially similar terms as those contained in this Lease. “Fair Market Rent” shall not include any rental value attributable to improvements, alterations, fixtures, equipment, and personal property installed in the Premises at Tenant’s expense.

(ii)                                  Each Option to Extend shall be exercised by Tenant’s giving notice of such exercise to Landlord not less than one year prior to the expiration of the term then in effect (i.e. the Initial Term or the first Extended Term). Landlord will then provide written notice to Tenant specifying Landlord’s proposed terms for extension of the term of the Lease for the applicable Extended Term, no less than eleven (11) months prior to the expiration of the term then in effect. Tenant shall then have no less than thirty (30) days to notify Landlord in writing of its desire to negotiate terms for extension. If, eight (8) months prior to the expiration of the term then in effect, the parties have not reached agreement, each party shall appoint an Appraiser (hereinafter defined) and shall give notice to the other party of the identity of the Appraiser no later than seven and one half (71/2) months prior to the expiration of the term then in effect. For purposes hereof, “Appraiser” means a real estate broker or MAl designated appraiser, in either case with not less than 5 years of full time commercial appraisal or brokerage experience in the Louisville, Colorado area and with no prior business dealings with the party appointing such Appraiser.

If either party fails to timely appoint an Appraiser, the sole Appraiser appointed shall determine the Base Rent to be charged during the applicable Extended Term, based on the criteria described in paragraph (b)(i) above. If two Appraisers are appointed, they shall  immediately meet and attempt to agree upon such Base Rent. If they are unable to do so within 15 days after their first meeting, they shall jointly appoint a third Appraiser and the third Appraiser shall make such determination within 10 days of his/her appointment.

The determination of Base Rent as provided herein shall be binding upon the parties hereto. Promptly upon such determination, the parties shall execute an amendment specifying the Base Rent payable during the applicable Extended Term.

If Tenant elects to exercise Tenant’s second Option to Extend then costs excluded from Operating Costs as described at 5.03(b)(xi) and 5.03(b)(xvii) of this Lease shall be included as operating expense and recovered from Tenant as follows:

1) Such costs shall be amortized over the extended useful life of asset;

2) Monthly amortization will be recovered by Landlord from Tenant over the remaining extended term of the Lease.

SECTION 39

Intentionally omitted.

SECTION 40

REFERENCE TO RIDER

The Rider attached hereto and made a part hereof contains additional provisions of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the respective dates set forth below with the intent to be legally bound thereby as of the Effective Date of this Lease first above set forth,

LANDLORD

THE PARK AT CTC, LLC, a Colorado limited
Liability company,

Date:	June 25	, 2001	By:	/s/Donald J. Marcotte
			Name:	Donald J. Marcotte
			Its:	Managing Member

TENANT

Thermo BioStar, Inc., a Delaware Corporation
Date:	June 25	, 2001	By:	/s/Noel Doheny
			Name:	Noel Doheny
			Its:	President

This Rider is attached to the lease between Thermo BioStar, Inc., a Delaware corporation, and The Park at CTC, LLC, a Colorado limited liability company dated the 25th day of June, 2001 (“Lease”). In the event of any conflict between the provisions of the body of the Lease and the provisions of this Rider, the provisions of this Rider shall control.

1. Corporate Guaranty. The Lease shall be guaranteed by the credit of Thermo Electron Corporation, a Delaware corporation, according to the terms – and provisions of Exhibit F attached to and made a part of the Lease.

2. Expansion. In addition to Tenant’s fixed growth into the Contiguous Space as described in the Lease, Tenant shall have the option to lease additional space within the Building, as follows:

The Building will be designed, planned, and approved for construction at a total capacity of approximately 105,000 usable/rentable square feet. The space in the Building totaling approximately 30,000 usable/rentable square feet, adjacent to but not a part of the Initial Premises and the Contiguous Space, shall be referred to herein as “Expansion Space” as shown on Exhibit B-2. Tenant shall have the first right to expand into the Expansion Space pursuant to the terms described below. Tenant’s right to lease the Expansion Space shall be ongoing; available to Tenant at any time throughout the term of the Lease.

In the event the Expansion Space, or any portion thereof, is unencumbered by lease to third party tenant(s), and Tenant provides written notice to Landlord on or prior to the last day of the second (2nd) year of the initial Term, indicating its desire to lease any portion of the then unencumbered Expansion Space, Tenant shall have the right to lease such portion or all of the Expansion Space and the terms for such expansion by Tenant shall be the same as those for the Premises pursuant to the Lease, including the Expiration Date of the Lease. Base Rent for such expansion space will be the then current Base Rent as stated in the Lease for the Premises (per rentable square foot), and the Improvement Allowance stated in the Lease will apply to the Expansion Space but will be prorated to reflect the then remaining term of the Lease. Landlord shall be responsible for completion and payment of construction of the Base Building Conditions for the Expansion Space as described in the Base Building Conditions attached to the Lease. Tenant shall then utilize its applicable Improvement Allowance for construction of improvements within the Expansion Space.

In the event Tenant initiates expansion after the second (2nd) year of the initial Term, the Base Rent for the expansion space shall be in Fair Market Rent, as such term is defined in Section 38 of the Lease, and shall be determined using the same method set forth in such section. The other terms for such expansion shall be subject to good faith negotiation between Landlord and Tenant, and shall include appropriate Improvement Allowances, and other terms and concessions pursuant to the then current commercial office market for like space, and may include negotiation of any applicable extension of the initial Lease Term desired by both parties at that time. Any expansion of the Premises during the last year of the initial Lease Term will require extension of the Lease for the entire Premises, subject to the determination of Base Rent during such extended term in accordance with Section 38 of the Lease.

In the event Tenant desires expansion space which cannot be reasonably accommodated in Expansion Space, Landlord agrees to use commercially reasonable efforts to provide such expansion space in other building(s) owned or controlled by Landlord within close proximity to the Building, including other building(s) in similar commercial office parks owned or controlled by Landlord. This may include good faith discussion and negotiations for construction of a new facility by Landlord for expansion or possibly for relocation of the entire Premises to a location acceptable to Tenant. Any such expansion into other building(s) will be subject to agreement by both parties in writing, to which neither party will be obligated, but for which both parties agree to discuss and negotiate in good faith.

Any expansion by Tenant initiated during the first three (3) years of the initial Term shall include a pro-rated cooperating brokerage commission to CRESA Partners, payable by Landlord. Any expansion by Tenant initiated after the first three (3) years of the initial Term shall include a cooperating brokerage commission to CRESA Partners, payable by Landlord, if Tenant engages CRESA for assistance with its expansion requirements at that time.

3. Parking. Landlord will provide for Tenant’s use, at no additional cost throughout the Term including any Extended Term no less than 3.3 parking spaces per 1,000 rentable square feet of the Premises. Such parking spaces shall be provided on the surface lot adjacent to the Building, as shown on the final parking layout attached as Exhibit B-2. The number of Tenant parking spaces will increase with any expansion of Tenant’s Premises into the Contiguous Space and any Expansion Space, at the same ratio as the original parking allotment. Landlord shall designate “visitor” parking spaces near the front entry/access to the Premises in sufficient amounts to allow easy access for all visitors of Tenant. All parking for the Building will be on a first-come/first-served basis unless Tenant desires to designate any reserved spaces which Tenant may so designate with Landlord’s reasonable approval. Landlord shall use commercially reasonable efforts to prevent any parties other than Tenant (or other tenant(s) leasing space in the Building and lawfully parking on the Property at the same ratio as Tenant’s parking ratio) from parking in the lot adjacent to the Building. In the event other tenant(s) or third parties consistently utilize Tenant’s parking areas in a manner other than described herein, Landlord shall use commercially reasonable efforts to cause such parties to comply with parking restrictions in order to allow Tenant access and use of its parking spaces as described herein.

4. Lease Assumption. Landlord acknowledges that Tenant has a current and remaining lease obligation for 6655 Lookout Road in Boulder, Colorado under that certain Net Lease Agreement dated September 10, 1992 between Nationwide Life Insurance Company, as lessor, and BioStar, Inc., as lessee, which was modified and extended pursuant to that First Amendment to Net Lease Agreement dated March 4, 1998 (the “Lookout Road Lease”), and Landlord is aware of the terms of the Lookout Road Lease through lease documentation provided to Landlord by Tenant. Each of Tenant’s obligations under the Lookout Road Lease is referred to herein as a “Lease Obligation” and collectively as the “Lease Obligations”. Tenant and Landlord shall work in good faith to eliminate or dispose of the Lease Obligations via lease termination and/or via assignment or subletting of the Lookout Road Lease prior to the expiration of the term of the Lookout Road Lease which is August 31, 2003 (the “Disposition”). The terms of such Disposition shall be approved in writing by both Landlord and Tenant, and such approval shall not be unreasonably withheld, provided that such Disposition shall contain a full and complete release of Tenant from all Lease Obligations. In the event Landlord is successful in negotiating a Disposition of the Lease Obligations prior to the date that is six (6) months after the Initial Premises Commencement Date (“Disposition Date”), Tenant shall pay the reasonable costs incurred by Landlord in obtaining the Disposition, including concessions, allowances, brokerage commissions and other standard marketing costs, and reasonable attorney fees, not to exceed the amount Tenant would have otherwise paid as Base Rent under the Lookout Road Lease for the period beginning on the effective date of the Disposition through the Disposition Date. All other costs in obtaining the Disposition shall be paid by Landlord. Landlord acknowledges that Tenant may reject any such Disposition, or may require modification of the terms for any such Disposition, if in the reasonable opinion of Tenant such Disposition creates a burden, risk, or cost to Tenant in excess of the burden/risk/cost created by Landlord’s assumption of the Lease Obligation as described in the following paragraph.

In any event and without regard to whether Landlord has succeeded in negotiating an acceptable Disposition, the Lease Obligations from and after the Disposition Date shall be the obligation of Landlord as if Landlord were the tenant under the Lookout Road Lease, subject to the rights of any third party tenant then subleasing any or all of such space. Landlord shall make payments and shall assume all other of Tenant’s responsibilities according to the Lookout Road Lease as of the Disposition Date, and shall indemnify and hold Tenant harmless from and against any liability or cost arising from the Lookout Road Lease and the Lease Obligations other than such liability or costs due to the negligence or misconduct of Tenant, its agents, employees, or contractors.

Notwithstanding the foregoing, if Landlord is not successful in negotiating a successful Disposition prior to the Disposition Date, then the Lease Obligations up to and including the Disposition Date shall remain the obligation of Tenant.

5. Purchase Option. Tenant shall have a right and option to purchase the Property, including the Building and all improvements to the site (“Purchase Option”) in accordance with the terms and conditions of this section. Tenant shall exercise its Purchase Option, if at all, by providing written notice thereof (“Purchase Notice”) to Landlord not later than three (3) months prior to the fifth (5th) anniversary of the initial Term. If Tenant delivers the Purchase Notice to Landlord within the required time period, the Property shall be sold to Tenant for a purchase price equal to $168.00 per rentable square foot of the Building (“Purchase Price”) to be paid at the Closing (as defined herein). The terms, covenants and conditions of such purchase and sale shall be set forth in a Purchase and Sale Agreement (“PSA”) to be entered into by Landlord and Tenant prior to the fifth (5th) anniversary of the initial Term. The PSA shall contain terms reasonably acceptable to both Landlord, as seller, and Tenant, as purchaser, but shall at a minimum contain the following provisions: (i) reasonable periods of time for Tenant to conduct its due diligence review of title and inspections of the Property, including obtaining an updated ALTA survey for the Property, (ii) a requirement for the issuance of an ALTA owner’s policy of title insurance to Tenant  in form and substance acceptable to Tenant, including the appearance or deletion of exceptions and issuance of endorsements as acceptable to Tenant, at the closing of the purchase and sale (“Closing”), (iii) a representation by Landlord regarding hazardous materials compliance, zoning compliance, and compliance with other laws relating to the Property, (iv) an agreement by Landlord to cooperate with any §1031 exchange by Tenant, and (v) a requirement that Landlord provide Tenant with tenant estoppel certificates in form and substance reasonably acceptable to Tenant from all other tenants of the Property. Landlord agrees that the Closing may be coordinated in order to facilitate Tenant’s §1031 exchange, provided, however, that the Closing shall not occur later than one hundred eighty (180) days after the fifth (5th) anniversary of the initial Term.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Rider as of the respective dates set forth below with the intent to be legally bound thereby as of the Effective Date of this Lease first above set forth,

LANDLORD

THE PARK AT CTC, LLC, a Colorado limited
Liability company,

Date:	June 25	, 2001	By:	/s/Donald J. Marcotte
			Name:	Donald J. Marcotte
			Its:	Managing Member

TENANT

Thermo BioStar, Inc., a Delaware Corporation
Date:	June 25	, 2001	By:	/s/Noel Doheny
			Name:	Noel Doheny
			Its:	President

EXHIBIT A

Commencement Date Agreement

EXHIBIT “A”

To the to the lease between Thermo BioStar, Inc., a Delaware corporation and The Park at CTC, LLC, a Colorado limited liability company dated the 25th day of June, (“Lease”).

LEASE COMMENCEMENT AGREEMENT

This Lease Commencement Agreement, referenced in and attached to the Lease, is dated this                day of                             , 2001.

Landlord and Tenant acknowledge and agree to the following:

1.               The actual Commencement Date of the Lease is the              day of                 , 200    .

2.               The Expiration Date of the Lease is the April 30, 2009.

3.               The size of the Building is          rentable/usable square feet.

4.               The size of the Initial Premises is             rentable/usable square feet.

5.               The size of the Contiguous Space is                rentable/usable square feet.

6.               Tenant’s Proportional Share for the Initial Premises is                          %

7.               Tenant’s Proportional Share for the entire Premises, upon occupancy of the Contiguous Space, is                            %

8.               Base Rent is as shown on the attached schedule.

9.               Tenant’s Initial Improvement Allowance applicable to the Initial Premises, based on $35.10 Per rentable square foot of the Initial Premises is $                       .

10.         Tenant’s Contiguous Improvement Allowance, applicable to the Contiguous Space, based on $35.10 per rentable square foot of the Contiguous Space, is $            .

11.         The portion of the Contiguous Improvement Allowance allocated for improvements by Landlord within the Contiguous Space, is $      per rentable square foot of the Contiguous Space, for a total of $                        .The remainder of the Contiguous Improvement Allowance to be provided by Landlord to Tenant on the date specified in the Lease, is $                                  per rentable square foot of the Contiguous Space, for a total of $                                   .

Acknowledged and Agreed:

Landlord:	The Park at CTC, LLC,	Tenant: Thermo BioStar, Inc.,
	a Colorado limited	a Delaware corporation
liability company

(Authorized Signature)		(Authorized Signature)

	(Title)	(Title)

	(Date)	(Date)

EXHIBIT B-3

Plans and Drawings for the Building and site improvements

EXHIBIT C

Base Building Conditions

EXHIBIT “C”

To the lease between Thermo BioStar, Inc., a Delaware corporation and the Park at CTC, LLC, a Colorado limited liability company dated the 25th day of June, 2001 (“Lease”)

BASE BUILDING

For the purpose of completing the Base Building and preparing the Building for improvements within the Premises, Landlord shall provide, at Landlord’s sole cost, the following Base Building Conditions, applicable to the entire Premises of approximately 75,000 rentable/usable square feet.

•                  Structure: Concrete tilt up walls, steel columns, trusses and barjoist with metal roof deck

•                  Floors leveled to a tolerance of not more than ¼’ variance over 12’. Construction of the concrete slab/floor shall include isolation of, and reasonable reinforcement OF, a small portion of the floor (approximately 250 square feet), for compliance with specifications of specified equipment of Tenant, to be located as determined by Tenant prior to construction. Tenant shall submit specifications to Landlord for such floor isolation/reinforcement, subject to review and reasonable approval of Landlord.

•                  Elevators, if required by code or other regulations for use of any mezzanine or above ground level of the Premises/Building. Landlord shall install one elevator for the use by Tenant and one elevator for the use of other tenant(s) of the Building.

•                  Partitions demising the Premises from any “common areas” of the Building (such as main hallways, lobbies, bathrooms, etc), partitions demising the Premises from the Contiguous Space, and all partitions, ceilings, and flooring for completion of any common areas, including but not limited to any common area hallway partitions required to meet code. All partitions installed as part of the Base Building shall be finished on the Premises side. The common area/lobby side shall be painted/treated by Landlord according to the final design for such areas. The demising walls for the Contiguous Space shall be furred by Landlord, at Landlord’s cost, in preparation for finish by Tenant to be paid from the Improvement Allowance.

•                  Heating, ventilation, and cooling systems, to include an average of 350 sf/ton throughout the Premises. Distribution and balancing will be paid from the Improvement Allowance. Tenant may supplement the HVAC systems upon reasonable approval of Landlord, to be paid from the Improvement Allowance

•                  2000 amp, 277/480 volt, 3-phased power supplied to Tenant’s Operations areas, plus minimum 8 Watts/RSF supplied within Tenant’s Office/Laboratory areas, the total supplied by no more than five (5) points within the Premises. Distribution of power within the Premises will be paid fRom the Improvement Allowance. Tenant may supplement the power supply upon reasonable approval of Landlord, to be paid from the Improvement Allowance.

•                  Metering for electrical and gas services supplied to the Building.

•                  Plumbing systems, to include minimum of three inch (3”) water supply and four inch (4”) waste system throughout, including a minimum of six (6) floor drains/sinks. Location of floor drains/sinks shall be determined by Tenant. Landlord agrees to coordinate and complete the Base Building slab/foundation/plumbing systems in a manner consistent with Tenant’s plumbing plans in order to reduce Tenants costs associated with drains, floor sinks, and general distribution of plumbing. Tenant may supplement the plumbing systems upon reasonable approval of Landlord, paid from the Improvement Allowance. If Landlord and Tenant agree that less than a 3” line water supply will meet Tenant’s current and future requirements then such reduced water supply will be used. Any construction cost savings resulting from reducing water supply will be credited to Tenant.

•                  Ceiling height at a minimum of 9 feet clear in Office/Laboratory areas, a minimum of 9 feet clear in the Operations areas, and a minimum of 16 feet clear in up to 8,000 RSF of warehouse/shipping areas.

•                  Site and Building infrastructure, including but not limited to curb and gutter, paving, ingress/egress, landscaping, automobile parking, truck and trailer access/turning/parking, parking striping and signage, other exterior signage (pursuant to city approval and permit), drainage, and any other code related requirements.

•                  Two sets of mens/women’s restrooms (one set within the Office/Laboratory area and one set within the Operations area) with adequate fixtures for Tenant’s intended use, as determined by Tenant in its reasonable discretion, in compliance with all codes and regulations.

•                  ESFR sprinkler systems in the warehouse and standard sprinkler system throughout the core/shell and interior spaces, distributed according to final Plans and Specifications.

•                  Communications infrastructure including service entrance, and demark points at electrical and communications rooms, for  voice services, and fiber. Landlord warrants that communications fiber is available to the Building at no cost to Tenant other than the specific monthly/usage charges pursuant to contract(s) between Tenant and such service providers.

•                  Exterior lighting of the Site, Building, and parking lot.

•                  Power lighting, on one face of the Building for Tenant’s signage, and a monument sign adjacent to the Building (also powered/lit) for exclusive use by Tenant and any other tenant within the Building. Graphics and lettering for such signage are to be provided by Tenant, subject to separate city approval and permits, to be paid from the Improvement Allowance. Tenant shall have exclusive rights to Building and monument signage.

•                  Any additional costs associated with increased standard floor loads for the second floor of Tenant’s Premises in excess of the standard 40 lb. loading shall be paid for by Tenant.

Tenant may install a security system for Tenant’s specific use, to be paid from the Improvement Allowance or direct by Tenant, at Tenant’s discretion.

All portions of the Site, Building, and Premises are to be constructed in a good and workmanlike manner with new, high quality materials, and are to be constructed in compliance with all applicable national and local codes including but not limited to ADA, fire and safety, environmental, and other regulations having jurisdiction over the project, as part of the Base Building Conditions.

EXHIBIT D

PROJECT SCHEDULE

EXHIBIT D

ThermoBioStar

New Facility Development & Relocation Project

The Park at Colorado Tech Center - Milestone Project Schedule

ID	Task Name	Duration	Start	Finish
1	**Complete Real Estate Activities**	170 days	Mon 11/6/00	Fri 6/29/01
2	Sign Letter of Terms (LOT)	7 days	Mon 11/6/00	Tue 11/14/00
3	Lease Negotiations	123 days	Tue 1/9/01	Thu 6/28/01
4	Execute Lease Agreement	0 days	Fri 6/29/01	Fri 6/29/01
5	**DESIGN**	269 days	Wed 11/8/00	Fri 11/16/01
6	Issue Program to O'Connor A/E	1 day	Wed 11/8/00	Wed 11/8/00
7	Develop Blocking Study	6 days	Thu 11/9/00	Thu 11/16/00
8	Develop Preliminary Space Plans	52 days	Fri 11/17/00	Mon 1/29/01
9	Preliminary Lab Schematics	5 days	Mon 11/20/00	Fri 11/24/00
10	Pre-Application Conference	1 day	Tue 12/12/00	Tue 12/12/00
11	Final Application Approval	1 day	Tue 6/12/01	Tue 6/12/01
12	Revise Site Plan	3 days	Wed 6/13/01	Fri 6/15/01
13	Conceptual Blocking to IP	1 day	Thu 12/28/00	Thu 12/28/00
14	Develop Revised Space Plan	75 days	Tue 1/30/01	Mon 5/14/01
15	Lab Design	45 days	Tue 3/13/01	Mon 5/14/01
16	Lab Engineering Specs to Space Plans	30 days	Tue 4/3/01	Mon 5/14/01
17	Core & Shell CD set	60 days	Mon 3/26/01	Fri 6/15/01
18	Value Engineering Input	118 days	Mon 4/2/01	Wed 9/12/01

uarter
1st Quarter
2nd Quarter
3rd Quarter
4th Quarter
1st Quarter
2nd Quarter
3rd
Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul
BioStar/OC
1/9
BioStar/OC
6/29
CRESA
OC IP
B/A
2/12
OC IP
6/12
City
6/13
OC IP
12/28
BioStar
1/30
3/13
4/3
3/26
OC IP
4/2
GC

Project: BioStar New Facility Version: Baseline One Project Manager: Bruce E. Glass	Task	Summary		Rolled Up Progress	
	Split	Rolled Up Task		External Tasks	
	Progress	Rolled Up Split		Project Summary	
	Milestone	Rolled Up Milestone			

Thu 6/21/01 CRESA Partners Denver/the O'CONNOR GROUP BioProjSch061901 - 1

EXHIBIT D

ThermoBioStar

New Facility Development & Relocation Project
The Park at Colorado Tech Center - Milestone Project Schedule

ID	Task Name	Duration	Start	Finish
19	Approve Space Plans	4 days	Tue 5/15/01	Fri 5/18/01
20	Tenant CD's	85 days	Mon 5/21/01	Fri 9/14/01
21	Lab Area Construction Docs	35 days	Wed 6/20/01	Tue 8/7/01
22	**Approve TI Construction Docs**	5 days	Mon 9/17/01	Fri 9/21/01
23	Planning Commission	0 days	Tue 6/12/01	Tue 6/12/01
24	Submit for C/S Permit	0 days	Fri 6/15/01	Fri 6/15/01
25	**C/S Permit Review Period**	22 days	Fri 6/15/01	Mon 7/16/01
26	City Council	0 days	Tue 7/3/01	Tue 7/3/01
27	Submit for TI Permit	1 day	Mon 9/24/01	Mon 9/24/01
28	TI Contractor Bid	12 days	Tue 9/25/01	Wed 10/10/01
29	TI Bid Evaluations & Value Eng	5 days	Thu 10/11/01	Wed 10/17/01
30	Award TI Construction Contract	1 day	Thu 10/18/01	Thu 10/18/01
31	Negotiate TI Construction Contract	9 days	Fri 10/19/01	Wed 10/31/01
32	**Tenant Permit Review**	39 days	Tue 9/25/01	Fri 11/16/01
33	**CONSTRUCTION**	327 days	Mon 4/2/01	Mon 7/1/02
34	Pre-Construction Activities	60 days	Mon 4/2/01	Fri 6/22/01
35	Execute Construction Contract	21 days	Mon 6/4/01	Mon 7/2/01
36	Core & Shell Permit	0 days	Mon 7/16/01	Mon 7/16/01

uarter
1st Quarter
2nd Quarter
3rd Quarter
4th Quarter
1st Quarter
2nd Quarter
3rd
Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul
5/15
5/21
OC IP
6/20
B/A
9/17
BioStar
6/12
6/15
6/15
OC IP
7/3
9/24
OC IP
9/25
10/11
10/19
9/25
OC IP
4/2
GC
6/4
OC GC
7/16

Project: BioStar New Facility Version: Baseline One Project Manager: Bruce E. Glass	Task	Summary	Rolled Up Progress		
	Split	Rolled Up Task	External Tasks		
	Progress	Rolled Up Split	Project Summary		
	Milestone	Rolled Up Milestone			

Thu 6/21/01 CRESA Partners Denver/the O'CONNOR GROUP BioProjSch061901r1 - 2

EXHIBIT D

ThermoBioStar

New Facility Development & Relocation Project
The Park at Colorado Tech Center - Milestone Project Schedule

ID	Task Name	Duration	Start	Finish	Schedule
75	All Vendor meeting	1 day	Fri 3/8/02	Fri 3/8/02	3/8 CRESA
76	Develop Move Placards	10 days	Mon 3/11/02	Fri 3/22/02	3/11 BioStar
77	Preliminary Move Phase	2 days	Thu 4/11/02	Fri 4/12/02	4/11 BioStar
78	Pre-Move Walk-Through	1 day	Fri 4/19/02	Fri 4/19/02	4/19 CRESA/MV
79	Move Phase Two	5 days	Mon 4/22/02	Fri 4/26/02	4/22 BioStar
80	Open for Business as Usual	1 day	Mon 4/29/02	Mon 4/29/02	4/29 BioStar
81	Official Open House	1 day	Mon 5/20/02	Mon 5/20/02	5/20

Timescale: Quarter (Nov, Dec); 1st Quarter (Jan, Feb, Mar); 2nd Quarter (Apr, May, Jun); 3rd Quarter (Jul, Aug, Sep); 4th Quarter (Oct, Nov, Dec); 1st Quarter (Jan, Feb, Mar); 2nd Quarter (Apr, May, Jun); 3rd (Jul)

Project: BioStar New Facility
Version: Baseline One
Project Manager: Bruce E. Glass

Task | Split | Progress | Milestone | Summary | Rolled Up Task | Rolled Up Split | Rolled Up Milestone | Rolled Up Progress | External Tasks | Project Summary

Thu 6/21/01 CRESA Partners Denver/the O'CONNOR GROUP BioProjSch061901r1 4

EXHIBIT E

Work Letter

EXHIBIT E

WORK LETTER

This Work Letter, dated June 25, 2001, referenced in the Lease of even date herewith (the “Lease”) wherein Thermo BioStar, Inc., a Delaware corporation (“Tenant”) has agreed to lease certain office space from The Park at CTC, LLC, a Colorado limited liability company (“Landlord”) at property known as The Park at CTC, Louisville, Colorado, and more fully described in said Lease. Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings assigned in the Lease.

1.                                       Tenant Improvements.

(a)                                  Any improvements to be made within the Premises for the benefit of Tenant, whether within the Initial Premises, Contiguous Space or Expansion Space, which are not a part of the Base Building, shall be referred to herein and in the Lease as the “Tenant Improvements”. The parties hereto expressly acknowledge and agree that the Tenant Improvements within the Initial Premises are to be constructed by Landlord pursuant to the terms and conditions of this Work Letter. Where Tenant elects in conformance with the Lease to require Landlord to perform the Tenant Improvements within the Contiguous Space or Expansion Space, then this Work Letter shall be applicable to the performance of the same, except that Landlord shall generate a new Project Schedule for Tenant’s approval.

(b)                                   Within the time period set forth in the Project Schedule, Landlord shall cause its architect (“Landlord’s Architect”, which for purposes of the Initial Premises shall be Intergroup Architects) to prepare drawings for the Tenant Improvements (“Tenant Improvement Drawings”) contemplated by Tenant, and the same shall include (i) details of space occupancy; (ii) sprinkler locations; (iii) reflected ceiling plans; (iv) partition and door locations; (v) electrical and mechanical plans and components, including details of capacity, location and configuration; (vi) telephone plans noting any special requirements; (vii) fire safety and security systems; (viii) detail plans; and (ix) finish plans and schedules. Tenant shall have the right to approve all aspects of the Tenant Improvement Drawings. Landlord’s Architect shall prepare and revise the Tenant Improvement Drawings pursuant to Tenant’s comments and requirements and shall deliver to Landlord and Tenant such revised documents, noting any changes from previous versions for Landlord’s and Tenant’s approval. Review and revision of the Tenant Improvement Drawings shall continue until the Tenant Improvement Drawings are approved by Landlord and Tenant, which approval shall not be unreasonably withheld or delayed. Both Landlord and Tenant shall work in good faith and shall coordinate their respective efforts in order to complete the drawings at the earliest reasonable time. The final Tenant Improvement Drawings, when approved, by Landlord and Tenant, are referred to herein as the “Final Plans”. Landlord or Tenant, as applicable, shall construct the Tenant Improvements in a good and workmanlike manner in conformance with the Final Plans.

2.                                       Cost and Performance of Tenant Improvements.

(a)                                  Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Landlord will submit to Tenant a written estimate of the cost to complete the Tenant Improvements, which written estimate will be based on the Final Plans and a guaranteed maximum price construction contract, taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the Premises are located (the “Work Cost Estimate”). Tenant will either approve the Work Cost Estimate or disapprove specific items and submit to Landlord revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Submission and approval of the Work Cost Estimate will proceed in accordance with the Project Schedule. Upon Tenant’s approval of the Work Cost Estimate, the same shall be hereinafter known as the “Work Cost Statement”.

(b)                                  Tenant will pay the cost of the Tenant Improvements set forth in the Work Cost Statement, including but not limited to actual costs incurred for all design and planning by Landlord’s Architect, design or engineering firms, and the costs of construction, including labor, Tenant’s project management, supervision, and cleanup costs. Landlord shall apply the Improvement Allowance to the cost of the Tenant Improvements in conformance with Section 3 of the Lease. If the cost of the Tenant Improvements exceeds the Improvement Allowance, then Tenant shall pay the difference to Landlord within thirty (30) days from written notice from Landlord, which notice shall be accompanied in each instance by an invoice or other evidence of the relevant work cost item. Tenant shall have the right to audit the books and records of Landlord at any time during the construction of the Tenant Improvements or within thirty (30) days of any demand by Landlord for payment of excess costs above the Improvement

Allowance for the purpose of determining whether Landlord has appropriately and duly incurred any cost item applied towards the cost of the Tenant Improvements. If Tenant’s audit reveals that a work cost item was inappropriately charged against the cost of the Tenant Improvements, then such work cost items shall be deducted from the total cost of the Tenant Improvements, and reimbursed to Tenant if previously paid.

(c)                                   Before commencing any work relating to the Tenant Improvements, Landlord shall seek competitive bids from not less than three (3) general contractors for the guaranteed maximum price construction contract. Tenant shall have the right to approve of the general contractor selected. Tenant shall also have the right to approve of all cost components of the construction contract to the extent they vary from the Work Cost Statement. Subject to Tenant’s right to select an alternate contractor, and subject to Landlord’s reasonable approval of any alternate contractor, the parties have tentatively selected Golden Triangle Construction as the general contractor for the construction of the Tenant Improvements within the Initial Premises. The final general contractor selected by the parties shall request not less than three (3) competitive bids for all subcontract work to be performed, except where otherwise agreed between Tenant and Landlord, and will provide to Tenant a breakdown of all costs prior to the commencement of any work.

(d)                                   Notwithstanding any other provision of this Work Letter, Tenant shall have the right to approve of all plans, specifications, and costs prior to commencement of any and all Tenant Improvements, and Landlord shall fully inform Tenant of any other expenses related to the Tenant Improvements, whether from the Improvement Allowance or to be paid directly by Tenant, including but not limited to any change orders, prior to the commencement of such work.

(e)                                   The cost of Tenant Improvements to be paid from (and to the extent of) the Improvement Allowance, shall include any and all costs/fees associated with construction related activities for completion of the Tenant Improvements which are approved by Tenant’s Project Manager, including but not limited to (i) preparation and modification of the Tenant Improvement Drawings by architect, design, or engineering firms, (ii) labor, supplies, and other associated costs for physical construction of the Tenant Improvements, (iii) consultant’s and vendor’s fees, (iv) Project Management fees to Tenant’s Project Manager as described below, (v) cabling within the Premises, and (vi) signage other than that which is provided by Landlord as part of Landlord’s Work or which is otherwise normally provided by Landlord at no cost to tenants of the Building, and (vii), all additional costs or expenses attributable to any change in the Tenant Improvement Drawings. The Improvement Allowance will not be used to pay for any bonding, or other costs charged by, at the insistence of, or on behalf of Landlord, its employees, or agents.

(f)                                     Landlord shall cause the general contractor to perform the Tenant Improvements in accordance with the Final Plans and in a good and workmanlike manner.

(g)                                  For purposes of this Work Letter and the Lease, the term “substantially complete” shall mean when the general contractor certifies in writing to Landlord and Tenant that Landlord has substantially completed all of the Tenant Improvements or Base Building, as applicable, other than decoration and minor “punch list” type items and adjustments which do not materially interfere with Tenant’s access or use of the Premises.

3.                                       Acceptance of Base Building and Tenant Improvements.

(a)                                  Base Building. Tenant’s Project Manager or other representative authorized by Tenant shall conduct an inspection of the Base Building with Landlord or Landlord’s authorized representative within twenty one (21) days after written notification to Tenant’s Project Manager that Landlord deems that the Base Building is substantially complete, and shall provide Landlord with a “punch list” of all items to be completed and/or corrected. Any items not on such “punch list” shall be deemed accepted by Tenant, except for latent defects. Landlord shall correct any “punch list” item or latent defect at its sole cost and expense within a reasonable period of time thereafter, and in any event shall commence completion of the “punch list” items and/or correction of a latent defect within three (3) days of receipt of Tenant’s notice, and shall complete the “punch list” item or correction of the latent defect no later than ten (10) days after such notification, unless such completion or correction requires more than ten (10) days, and Landlord has commenced the completion or correction within the three (3) day period and diligently performs the same to completion. In the event Landlord and Tenant do not agree on as to the completion or correction of any particular “punch list” item, Landlord’s Architect shall make the final determination as to whether the same has been completed or corrected.

(b)                                   Tenant Improvements. Landlord shall provide Tenant with ten (10) days prior written notice of the date on which the Tenant Improvements shall be substantially completed by Landlord.

Tenant’s Project Manager or other representative authorized by Tenant’s Project Manager shall then conduct an inspection of the Premises with Landlord or Landlord’s representative within seven (7) days of the date of substantial completion. Within said seven (7) day period, a “punch list” will be prepared by Tenant’s Project Manager or another authorized representative of Tenant, describing “punch list” items to be completed and/or corrected by Landlord. Any items not on such “punch list” shall be deemed accepted by Tenant, except for any latent defects. Landlord shall correct any “punch list” item or latent defect at its sole cost and expense within a reasonable period of time thereafter, and in any event shall commence completion of the “punch list” items and/or correction of a latent defect within three (3) days of receipt of Tenant’s notice, and shall complete the “punch list” item or correction of the latent defect no later than ten (10) days after such notification, unless such completion or correction requires more than ten (10) days, and Landlord has commenced the completion or correction within the three (3) day period and diligently performs the same to completion. In the event Landlord and Tenant do not agree on as to the completion or correction of any particular “punch list” item, Landlord’s Architect shall make the final determination as to whether the same has been completed or corrected.

(c)                                    Latent Defect. A “latent defect” is a defect in the condition of the Base Building or Premises discovered within the first twelve (12) months from the Commencement Date which defect is not observed during the relevant walk-through inspection.

4.                                       Miscellaneous.

(a)                                  Landlord and Tenant shall work in good faith for completion of construction of the Base Building and Tenant Improvements at the lowest practical cost and at the earliest reasonable time consistent with the intended scope, image, and budget/schedule for the project, subject to the terms and provisions outlined in this Work Letter and the Lease. Landlord acknowledges that this may include, but is not limited to, the possibility of staged construction and/or temporary permits for construction and occupancy of all or a portion of the Premises as of April 15, 2002.

(b)                                    This Work Letter is being executed in conjunction with the Lease and is subject to each and every term and condition thereof, including, without limitation, the limitations of Landlord’s and Tenant’s liability set forth therein.

( c)                                 Landlord’s Architect and the general contractor selected shall be responsible for determining all physical dimensions of the Premises and the Building which affects any work to be performed by or for Tenant hereunder.

(d)                                   Tenant’s Project Manager is CRESA Partners. Tenant’s Project Manager shall approve all plans and costs for Tenant Improvements, in writing, prior to commencement of such work, shall approve all change orders, in writing, prior to commencement of work related to any such change orders, and shall approve all invoices and payment requests prior to disbursement by Landlord of any related funds from the Improvement Allowance.

Dated this 25th day of June, 2001.

Landlord:		Tenant:
The Park at CTC, LLC,		Thermo BioStar, Inc., a Delaware corporation
A Colorado limited liability
Company

By:	/s/Donald J. Marcotte	By:	/s/Noel Doheny

Name:	Donald J. Marcotte	Name:	Noel Doheny

Title:	Managing Director	Title:	President

Date:	6/25/01	Date:	6.25.01

EXHIBIT F

Guaranty

Exhibit F

GUARANTY

Thermo Electron Corporation, a Delaware corporation (“Guarantor”), hereby guarantees the payment and/or performance to The Park at CTC, LLC, a Colorado limited liability company, and/or assigns (“Obligee”) of any and all obligations of Thermo BioStar, Inc., a Delaware corporation (“Thermo BioStar”), under that certain Lease dated June 25, 2001 by and between Obligee, as landlord, and Thermo BioStar, as tenant, together with any extensions, modifications or novations thereof.

GENERAL TERMS

The Guarantor waives diligence by Obligee in collection of any indebtedness or other obligation guaranteed herein; notice of nonpayment, protest, notice of protest or other such notice.

The Obligee may:

Grant renewals, extensions or modifications of the obligation or indebtedness, with prior approval of Guarantor; surrender or release any and all security or collateral; release co-guarantors if any; all without affecting the Guarantor’s obligations herein.

The Obligee shall not have to:

First institute suit against Thermo BioStar prior to demanding payment under this guaranty; exhaust any remedies it may have against Thermo BioStar; give notice of acceptance of this guarantee; and may in its discretion seek to enforce this guarantee solely against Guarantor; provided, however, that Obligee shall first be required to apply any security deposit then held by Obligee to the performance of Thermo BioStar’s obligations guaranteed hereunder;

This is the entire agreement by guarantor and this agreement may be modified only by a written agreement executed by Guarantor.

Dated:	June 25, 2001

Guarantor

Thermo Electron Corporation,
a Delaware corporation

By:	Theo Melas-Kynazi
Name:	Theo Melas-Kynazi
Its:	CFO